UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

QUAKER CITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11 and Fee Rate Advisory #7 for Fiscal Year 2004.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

6,281,783 shares of Common Stock and options to purchase 655,002 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$55.00 per share; $55.00 minus the exercise price per share for each share subject to an outstanding option*

(4)	Proposed maximum aggregate value of transaction:

$367,261,336*

(5)	Total fee paid:

$46,532.02*

*	The proposed maximum aggregate value of the transaction is equal to the sum of: (i) the product of 6,281,783 shares of Common Stock outstanding and the merger consideration of $55.00 per share in cash, plus (ii) $21,763,271, which is the aggregate amount anticipated to be paid to persons holding options to purchase shares of Common Stock in consideration of cancellation of such options. Per the SEC’s Fee Rate Advisory #7 for Fiscal 2004, the filing fee was determined by multiplying 0.0001267 by the proposed maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

* The proposed maximum aggregate value of the transaction is equal to the sum of: (i) the product of 6,281,783

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QUAKER CITY BANCORP, INC. 7021 Greenleaf Avenue Whittier, CA 90602 (562) 907-2200

, 2004

Dear Stockholder:

It is my pleasure to invite you to attend a Special Meeting of Stockholders (the “Special Meeting”) of Quaker City Bancorp, Inc. (the “Company”), the holding company for Quaker City Bank, scheduled to be held on                          ,                     , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at     :00  .m. local time. As described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger between Popular, Inc. (“Popular”) and the Company, dated as of March 18, 2004 (the “Merger Agreement”).

If the Merger Agreement is adopted and the merger is subsequently completed, each outstanding share of common stock of the Company (other than certain treasury shares held by the Company or shares as to which dissenters’ rights have been validly perfected) will be converted into the right to receive $55.00 in cash, without interest.

The merger cannot be completed unless a majority of the Company’s stockholders adopt the Merger Agreement and the parties receive all required regulatory approvals and satisfy other customary conditions. Adoption of the Merger Agreement requires the affirmative vote of a majority of the Company’s shares outstanding and entitled to vote at the Special Meeting at which a quorum is present. Directors and certain executive officers holding approximately     % of the common stock of the Company as of                         , 2004 have agreed with Popular to vote in favor of approval of the merger proposal.

Based on our reasons for the merger described in the accompanying Proxy Statement, including the fairness opinion issued by our financial advisor, Smith Banking Consultants, Inc., our Board of Directors believes that the Merger Agreement is fair to you and in your best interests. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

The accompanying document gives you detailed information about the Special Meeting, the merger, the Merger Agreement and related matters. WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY, INCLUDING THE MERGER AGREEMENT ATTACHED THERETO.

Sincerely yours,

FREDERIC R. (RICK) McGILL

President and Chief Executive Officer

IMPORTANT: It is very important that your shares be voted at the Special Meeting, regardless of whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card. If your shares are held in the name of a brokerage firm or another nominee, only it can execute a proxy on your behalf. To ensure that your shares are voted, please telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy on your behalf.

If you have any questions concerning the Special Meeting, the merger, the Merger Agreement or the Proxy Statement and related proxy card, or if you need any help in voting your shares, please telephone Morrow & Co., Inc., the Company’s proxy solicitor, at (800) 662-5200 today.

PLEASE SIGN, DATE AND RETURN

THE ENCLOSED PROXY CARD TODAY.

Quaker City Bancorp, Inc.

7021 Greenleaf Avenue

Whittier, CA 90602

(562) 907-2200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                                 , 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Quaker City Bancorp, Inc. (the “Company”), the holding company of Quaker City Bank, will be held on             ,                          , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at     :00   .m. local time, subject to adjournment or postponement by the Board of Directors, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger between Popular, Inc. and the Company, dated as of March 18, 2004 (the “Merger Agreement”);

2.	To consider and vote upon any proposals to postpone or adjourn the Special Meeting; and

3.	To consider and vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

We have fixed the close of business on                             , 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of the Company’s common stock at the close of business on the record date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached to the enclosed Proxy Statement as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting is necessary to approve the merger proposal.

Stockholders are entitled to assert dissenters’ rights pursuant to the Delaware General Corporation Law (“DGCL”). A copy of the provisions of the DGCL relating to dissenters’ rights is attached to the enclosed Proxy Statement as Appendix C.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

KATHRYN M. HENNIGAN

Corporate Secretary

Whittier, California

                        , 2004

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED RETURN ENVELOPE.

Quaker City Bancorp, Inc.

7021 Greenleaf Avenue

Whittier, CA 90602

(562) 907-2200

PROXY STATEMENT

2004 SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                                 , 2004

INTRODUCTION

This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of Quaker City Bancorp, Inc. (the “Company”) of proxies for use at the special meeting of stockholders (the “Special Meeting”) to be held on                     ,                         , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at     :00  .m. local time. The approximate date on which this Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and proxy card are first being sent to stockholders is                             , 2004.

INFORMATION REGARDING VOTING AT THE SPECIAL MEETING

General; Proxies

At the Special Meeting, stockholders will be asked to adopt the Agreement and Plan of Merger between Popular, Inc. (“Popular”) and the Company, dated as of March 18, 2004 (the “Merger Agreement”). On April     , 2004, the parties supplemented the Merger Agreement by adding Popular Acquisition Corp., an indirect wholly owned subsidiary of Popular, as a party to the Merger Agreement. All references to the “Merger Agreement” in this Proxy Statement mean the Merger Agreement as supplemented. Consummation of the merger will result in:

•	Popular Acquisition Corp. merging with and into the Company, with the Company surviving as the surviving corporation; and

•	Each share of common stock of the Company, par value $0.01 per share (“Common Stock”), that is issued and outstanding immediately prior to the effective time of the merger, other than treasury shares or shares held by stockholders who are entitled to and who have properly perfected their dissenters’ rights, being converted into the right to receive $55.00 in cash, without interest.

Shares represented by properly executed proxies received by the Company prior to the Special Meeting (other than broker non-votes) will be voted at the Special Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” approval of the merger proposal. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares. Such broker non-votes, abstentions and the failure to vote will have the same effect as a vote “AGAINST” approval of the merger proposal. Although management does not presently know of any matter other than those set forth on the accompanying Notice of Special Meeting of Stockholders to be acted upon at the Special Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgment with respect to any other matters that may properly come before the Special Meeting.

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing

i

with the Corporate Secretary of the Company, prior to the commencement of the Special Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date, or (ii) attending the Special Meeting and voting in person.

The mailing address of the principal executive offices of the Company is 7021 Greenleaf Avenue, Whittier, California 90602, and its telephone number is (562) 907-2200.

Record Date and Voting

Only stockholders of record on                     , 2004 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting. There were outstanding on the Record Date              shares of Common Stock, as adjusted for the 25% Common Stock dividends paid to stockholders by the Company on or about May 30, 1997 (the “1997 Stock Dividend”), June 30, 1998 (the “1998 Stock Dividend”), and June 28, 2002 (the “2002 Stock Dividend” and, together with the 1997 Stock Dividend and 1998 Stock Dividend, the “Stock Dividends”). All information set forth herein regarding beneficial ownership of Common Stock, as well as numbers of shares and exercise prices of outstanding awards under Company equity incentive plans has been adjusted, to the extent applicable, for the effect of the Stock Dividends. Each share of outstanding Common Stock is entitled to one vote on each matter to be voted on at the Special Meeting.

As provided in the Company’s amended and restated certificate of incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company’s amended and restated certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own shares of Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit pursuant to the Company’s amended and restated certificate of incorporation) is necessary to constitute a quorum at the Special Meeting. In the event that there are not sufficient votes for a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes, however, will have the same effect as a vote “AGAINST” approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. As of the Record Date, directors and executive officers of the Company owned directly or indirectly, an aggregate of              issued and outstanding shares of Common Stock over which they had or shared the power to vote, representing in the aggregate approximately     % of the votes that may be cast at the Special Meeting. Each of the directors and certain executive officers of the Company have entered into a voting and support agreement with Popular to vote an aggregate of              shares representing approximately     % of the votes which may be cast at the Special Meeting for adoption of the Merger Agreement.

Each participant in the Quaker City Bank Employee Stock Ownership Plan, or ESOP, is entitled to instruct the ESOP’s trustee to vote the shares of Common Stock allocated to such participant’s account on each matter to be considered at the Special Meeting. If a participant does not give voting instructions to the trustee, the shares of Common Stock as to which he or she was entitled to provide instructions will be disregarded in determining the vote on matters considered at the Special Meeting unless the trustee determines that it should vote such shares in order to comply with applicable law or to fulfill its fiduciary duties as trustee.

Solicitation

The Company is soliciting your proxies and will be paying the costs of preparing, assembling and mailing the Notice of Special Meeting of Stockholders, this Proxy Statement and the enclosed proxy card. No director has informed the Company in writing that he intends to oppose the actions intended to be taken by the Company pursuant to this Proxy Statement. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or personal solicitation. Such persons will receive no additional compensation for their services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained proxy solicitor Morrow & Co., Inc. (“Morrow & Co.”) to assist the Company in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph, facsimile, e-mail and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting materials to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated to be approximately $6,000, plus reimbursement for reasonable out-of-pocket expenses.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this Proxy Statement is                                     , 2004.

APPENDICES:

APPENDIX A:	Agreement and Plan of Merger

APPENDIX B:	Fairness Opinion of Smith Banking Consultants, Inc.

APPENDIX C:	Section 262 of the Delaware General Corporation Law relating to Dissenters’ Rights of Appraisal

APPENDIX D:	Form of Voting and Support Agreement

No person has been authorized to give any information or to make any representation other than that contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Popular, Smith Banking Consultants, Inc. (“Smith Banking”), Hovde Financial LLC (“Hovde”), or any of their respective affiliates. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any such solicitation in such jurisdiction.

The information set forth in this Proxy Statement concerning (i) the Company has been furnished by the Company and has not been independently investigated or verified by Popular, Smith Banking or Hovde; (ii) Popular has been furnished by Popular and has not been independently investigated or verified by the Company, Smith Banking or Hovde; (iii) Smith Banking has been furnished by Smith Banking and has not been independently investigated or verified by the Company, Popular or Hovde; (iv) Hovde has been furnished by Hovde and has not been independently investigated or verified by the Company, Popular or Smith Banking.

This Proxy Statement is dated                         , 2004. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than                             , 2004, and the delivery of this Proxy Statement shall not, under any circumstance, create an implication that there has been no change in the affairs of the Company, or any of its affiliates, since                         , 2004 or that the information herein is correct as of any time subsequent to such date.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the adoption of an agreement and plan of merger, which, if adopted, will result in the Company being acquired by Popular. Under the terms of the Merger Agreement, the Company will be merged with and into an indirect wholly owned subsidiary of Popular, the separate corporate existence of such subsidiary will cease, and the Company will survive as an indirect wholly owned subsidiary of Popular.

Q:	What will I receive for my shares of Common stock?

A:	For each share of Common Stock that you hold you will receive $55.00 in cash, without interest. The aggregate consideration being paid by Popular for all outstanding shares and options is approximately $367.3 million.

Q:	What will happen to my options in the merger?

A:	At the effective time of the merger, all outstanding options will be cancelled. Upon completion of the merger, you will receive in exchange for each option having an exercise price per share of less than $55.00 an amount in cash equal to the excess of $55.00 over the exercise price per share for such option, multiplied by the number of shares subject to such option.

Q:	Why does the Company want to merge with Popular?

A:	Our Board of Directors believes that the merger is in the best interests of the Company and the Company’s stockholders, employees, customers and the communities that the Company serves.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger in the third quarter of 2004, assuming that the required stockholder approval is obtained at the Special Meeting. The merger is also subject to the approval of applicable federal and state banking regulatory authorities and the satisfaction of other customary closing conditions. We cannot assure you as to if and when all of the conditions to the merger will be met, nor can we predict the exact timing of consummation of the merger or our ability to consummate the merger.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on , , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at :00 .m. local time.

Q:	What is the required stockholder approval?

A:	Holders of at least a majority of the outstanding shares of Common Stock as of the close of business on , 2004, the record date for the Special Meeting, must adopt the Merger Agreement at the Special Meeting. The affirmative vote of shares of Common Stock, representing a majority of the shares of the Company’s issued and outstanding Common Stock eligible to vote as of the record date, is therefore needed to approve the merger proposal. Directors and certain executive officers holding approximately shares, or %, of the Common Stock as of the record date have agreed with Popular to vote in favor of the adoption of the Merger Agreement.

Q:	Will Popular stockholders be voting on the merger?

A:	No. Only our stockholders will be voting on the merger proposal.

Q:	What is the recommendation of the Company’s Board of Directors?

A:	Our Board of Directors recommends that you vote “FOR” approval of the merger proposal.

Q:	Has the Company engaged any financial advisors in connection with the merger?

A:	Yes. Our Board of Directors engaged two financial advisors in connection with this transaction. The Company retained Hovde Financial LLC (“Hovde”) to be its consultant and financial advisor with respect to the Company’s strategic options, to identify prospective transaction partners in connection with a potential business combination, to solicit preliminary proposals from one or more prospective transaction partners, and to aid in the negotiation of a definitive agreement with the prospective transaction partner. The Company retained Smith Banking Consultants, Inc. (“Smith Banking”) to be its financial advisor in connection with the merger and to render an opinion as to the fairness of the financial terms of the transactions contemplated by the Merger Agreement.

Q:	Has the Company received an opinion from a financial advisor regarding the fairness of the financial terms of the merger?

A:	Yes. On March 18, 2004, Smith Banking delivered its opinion to the Board of Directors that, as of that date, the merger consideration to be received by the Company’s stockholders was fair to those stockholders from a financial point of view. The full text of Smith Banking’s written opinion dated March 18, 2004 is included as Appendix B to, and is incorporated by reference into, this document. You are urged to read this opinion in its entirety. For a more detailed description of the opinion, as well as a description of the fees the Company is paying to Smith Banking in connection with the merger and this opinion, see “THE MERGER AND THE MERGER AGREEMENT—Opinion of the Company’s Financial Advisor,” beginning on page .

Q:	How do the directors and executive officers of the Company intend to vote?

A:	Each of the Company’s directors and certain executive officers has entered into a voting and support agreement with Popular whereby each such person has agreed to vote his or her shares in favor of adoption of the Merger Agreement. These individuals collectively have agreed to vote, as of the record date of the Special Meeting, shares, or approximately % of the Common Stock eligible to vote.

Q:	What do I need to do now?

A:	After carefully reviewing this Proxy Statement, submit your proxy by executing and returning the enclosed proxy card using the enclosed return envelope. To enable your shares to be represented at the Special Meeting, you should execute the enclosed proxy card. By submitting your proxy card, you authorize the individuals named on the proxy card to represent you and vote your shares at the Special Meeting in accordance with your instructions. These persons also may vote your shares to adjourn or postpone the Special Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Special Meeting.

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD USING THE ENCLOSED RETURN ENVELOPE.

Q:	I am an employee of the Company and I hold shares in the Quaker City Bank Employee Stock Ownership Plan. Will I be able to vote those shares?

A:	As a participant in the Quaker City Bank Employee Stock Ownership Plan, or ESOP, you will be able to direct the trustee how to vote shares allocated to your ESOP account in connection with the merger. As a participant in the ESOP, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If your shares of Common Stock are held of record in “street name” by a broker, bank or other nominee, follow the voting instructions that you receive from the nominee on how to vote. Your broker nominee will not be able to vote your shares without instructions from you. Your failure to instruct your broker nominee to vote your shares will have the same effect as your voting “AGAINST” the merger proposal.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote “FOR” adoption of the Merger Agreement, and in the discretion of the persons named as proxies on any other matters properly presented for a vote at the Special Meeting.

Q:	What will happen if I do not vote?

A:	If you “ABSTAIN,” do not return your proxy card or do not otherwise vote at the Special Meeting, your abstention or failure to vote will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement.

Q:	Can I vote my shares in person?

A:	Yes, if the shares you own are registered in your name, you may attend the Special Meeting and vote your shares in person rather than signing and mailing your proxy card. However, to ensure that your vote is counted at the Special Meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the nominee that holds your shares indicating that you were the beneficial owner of the shares on the record date for voting at the Special Meeting.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. If you are a record holder of Common Stock, there are two ways in which you may revoke your proxy and change your vote at any time before the Special Meeting:

•	by filing with the Corporate Secretary of the Company, prior to the commencement of the Special Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date, or

•	by attending the Special Meeting and voting in person.

You may request a new proxy card by calling Morrow & Co., the Company’s proxy solicitor, at (800) 662-5200.

If your shares of Common Stock are held of record in street name by a broker, bank, or other nominee, you must follow directions you receive from the nominee to change or revoke your voting instructions.

Q:	What regulatory approvals are required to complete the merger?

A:	To complete the merger, Popular must first obtain the prior written approval from the Board of Governors of the Federal Reserve System and the New York State Banking Department. The applications for these approvals are currently pending.

Q:	What are the tax consequences of the merger to the Company’s stockholders?

A:	In general, you will recognize taxable income or gain to the extent that the cash you receive for your shares of Common Stock exceeds your adjusted basis in the shares. To review the tax consequences to stockholders in greater detail, see “THE MERGER AND THE MERGER AGREEMENT—Material Federal Income Tax Consequences of the Merger,” beginning on page . YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:	Where can I find more information about the merger?

A:	This document contains important information regarding the merger, as well as information about the Company and Popular. It also contains important information about the factors that our Board of Directors considered in evaluating the merger. We urge you to read this document carefully, including the appendices, and to consider how the merger affects you as a stockholder. For information about where to call to get answers to your questions, see “Who can answer my questions about the merger or this Proxy Statement?” below.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	If you do not vote in favor of adoption of the Merger Agreement and otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law, you will be entitled to receive payment in cash of the estimated fair value of your shares of Common Stock as ultimately determined under the statutory process. This value could be more, the same as or less than the merger consideration. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C to this Proxy Statement. See “DISSENTERS’ RIGHTS OF APPRAISAL,” beginning on page .

Q:	Should I send in my Company stock certificate now?

A:	No. Reasonably promptly following consummation of the merger, Popular’s paying agent will send you a notice and letter of transmittal with instructions informing you how to send in your stock certificates. You should use that letter of transmittal to surrender your Company stock certificates for the merger consideration. YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD TO THE COMPANY.

Q:	Who can answer my questions about the merger or this Proxy Statement?

A:	If you have any questions regarding the merger or this Proxy Statement, you should contact the Company’s proxy solicitor at:

Morrow & Co., Inc.

445 Park Avenue—5th Floor

New York, NY 10022

Attn: Tom Skulski or Jerry Mucha

(212) 754-8000

(800) 662-5200 (Toll-Free)

SUMMARY TERM SHEET

The following summary, together with the previous questions and answers section, provides an overview of the transactions discussed in this Proxy Statement but may not contain all of the information that is important to you. To understand the proposal for the Special Meeting fully and for a more complete description of the legal terms of the merger, you should read carefully this Proxy Statement, the appendices hereto and the other documents to which we refer, all in their entirety. The summary below contains page references to the more detailed discussions of the topics contained elsewhere in this Proxy Statement and the appendices hereto. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and reference is made thereto for a complete description of the merger. For more information about the Company, see “WHERE YOU CAN FIND ADDITIONAL INFORMATION,” beginning on page     .

The Companies

Quaker City Bancorp, Inc. (Page     )

Quaker City Bancorp, Inc., incorporated in Delaware, is primarily engaged in the savings and loan business through its wholly owned subsidiary Quaker City Bank (the “Bank”). The Company was organized on September 13, 1993, for the purpose of acquiring all of the capital stock of the Bank issued in the conversion of the Bank from mutual to stock form, effective December 30, 1993. The Company’s principal business is serving as the holding company for the Bank. The Company’s Common Stock is quoted on the Nasdaq National Market System under the symbol “QCBC.” The Company is located at 7021 Greenleaf Avenue, Whittier, California 90602, and its telephone number at that address is (562) 907-2200.

Popular, Inc. (Page     )

Popular, Inc., a Puerto Rico corporation, is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Popular was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution in Puerto Rico. Based on total assets at December 31, 2003, Popular was the 31st largest bank holding company in the United States. Popular’s Common Stock is quoted on the Nasdaq National Market System under the symbol “BPOP.” Popular is located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and its telephone number at that address is (787) 765-9800.

Popular Acquisition Corp. (Page     )

Popular Acquisition Corp. is an indirect wholly owned subsidiary of Popular formed on April 8, 2004 solely for the purpose of effecting the proposed merger. If the merger is consummated, Popular Acquisition Corp. will cease to exist following the merger of it with and into the Company. Popular Acquisition Corp. is a corporation organized under the laws of the State of Delaware, its principal executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and its telephone number at that address is (787) 765-9800.

The Special Meeting

Date, Place, Time and Purpose (Page     )

The Company will hold a Special Meeting of stockholders on                     ,                          , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at     :00     .m. local time. At the Special Meeting, the Company’s stockholders will be asked to vote on the adoption of the Merger Agreement.

Record Date, Outstanding Shares and Voting (Page     )

You are entitled to vote at the Special Meeting if you owned shares of Common Stock as of the close of business on                              , 2004, the Record Date. On the Record Date, there were                      shares of Common Stock issued and outstanding.

You are entitled to one vote for each share of Common Stock you owned on the Record Date. The holders of a majority of the shares entitled to vote at the Special Meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the Special Meeting.

Vote Required (Page     )

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the merger proposal.

Solicitation of Proxies (Page     )

The Company is soliciting your proxies and will be paying the costs of preparing, assembling and mailing the Notice of Special Meeting of Stockholders, this Proxy Statement and the enclosed proxy card. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or personal solicitation. Such persons will receive no additional compensation for their services.

Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained Morrow & Co. as its proxy solicitor to assist in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph, facsimile, e-mail and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated to be approximately $6,000, plus reimbursement for reasonable out-of-pocket expenses.

The Merger

The Merger (Page     )

If the merger proposal is approved by the Company’s stockholders, and if other conditions to the Merger Agreement are satisfied (including obtaining necessary regulatory approvals), at the effective time of the merger, Popular Acquisition Corp, an indirect wholly owned subsidiary of Popular, will merge with and into the Company, with the Company surviving the merger.

What You Will Receive in Connection with the Merger (Page     )

If the merger is completed, each share of Common Stock that is outstanding immediately prior to the effective time of the merger, other than treasury shares (which, for the avoidance of doubt, does not include shares of Common Stock owned directly or indirectly by the Company in connection with obligations and future obligations under the Deferred Compensation Plan and the Employee Stock Ownership Plan) or shares held by stockholders who are entitled to and who have properly exercised their dissenters’ rights, will be exchanged for the right to receive $55.00 in cash, without interest, subject to applicable withholding or stock transfer taxes. You should not send your Common Stock certificates until instructed to do so by the paying agent after the merger is completed.

Reasons for the Merger (Page     )

Our Board of Directors believes that the merger is in the best interests of the Company and the Company’s stockholders, employees, customers and the communities that the Company serves. The merger represents an opportunity for the Company’s stockholders to realize a premium over recent sales prices for their shares. The Board of Directors has explored other strategic alternatives and believes that the merger offers the best opportunity to maximize the value of the Common Stock.

Recommendation of the Company’s Board of Directors (Page     )

Our Board of Directors believes that the Merger Agreement is in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

Opinion of the Company’s Financial Advisor (Page      and Appendix B)

In connection with the merger, our Board of Directors received an opinion from Smith Banking Consultants, Inc. as to the fairness, from a financial point of view, of the merger consideration to be received by the Company’s stockholders. Smith Banking’s written opinion, dated March 18, 2004, is attached to this Proxy Statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Smith Banking in providing its opinion. Smith Banking’s opinion is addressed to the Board of Directors and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

Interests of Certain Persons in the Merger (Page     )

In considering the recommendation of the Company’s Board of Directors that the Merger Agreement be adopted, stockholders should be aware that a number of the Company’s executive officers and directors have interests in the merger that are, or may be, different or in addition to, your interests as a stockholder. Our Board of Directors was aware of these interests and considered them in approving and recommending the merger. These interests include the following:

•	Frederic R. McGill has employment agreements with the Company and the Bank, and each of Dwight L. Wilson, Harold L. Rams, Hank H. Kadowaki, Kathryn M. Hennigan, Elizabeth A. Conrado, Jerold S. Perisho, Robert C. Teeling and Teresa A. Thompson has a change in control agreement with the Company and the Bank, pursuant to which such persons will, upon the earlier to occur of a termination of employment or April 1, 2005, be entitled to receive change in control payments from the Company and the Bank as a result of the merger, in addition to other cash and noncash benefits provided for under such agreements.

•	The merger constitutes a change in control under all of the Company’s equity incentive plans, as a result of which the vesting of all unvested stock options held by executive officers and directors of the Company will be accelerated and such options will become immediately exercisable. Upon completion of the merger, each option holder will receive an amount in cash equal to the excess of $55.00 over the exercise price per share for such option, multiplied by the number of shares subject to such option. All options will automatically be cancelled upon completion of the merger.

•	Popular shall, or shall cause the surviving corporation to, for a period of six years following the merger, indemnify the past and present officers and directors of the Company and its subsidiaries to the fullest extent permitted under applicable law and the Company’s amended and restated certificate of incorporation and bylaws for serving in their capacities as such, and has agreed to maintain their directors’ and officers’ liability insurance coverage for three years following the merger, subject to a limit as to the cost of such coverage.

In addition, the Company’s financial advisors, Smith Banking and Hovde, will be entitled to transaction fees of $830,000 and $2,160,000, respectively, upon consummation of the merger.

Principal Provisions of the Merger Agreement

Structure of the Merger (Page     )

If adopted by the Company’s stockholders, and if other conditions to the Merger Agreement are satisfied, including obtaining necessary regulatory approvals, the Merger Agreement contemplates that Popular Acquisition Corp., a newly formed indirect wholly owned subsidiary of Popular, will be merged with and into the Company, with the Company surviving the merger and becoming an indirect wholly owned subsidiary of Popular. The merger will become effective as of the date and time that a certificate of merger is filed with the Delaware Secretary of State or such other date and time as specified in the certificate of merger.

On April     , 2004, the parties supplemented the Merger Agreement by adding Popular Acquisition Corp. as a party to the Merger Agreement. All references to the “Merger Agreement” in this Proxy Statement mean the Merger Agreement as supplemented.

Representations, Warranties and Covenants in the Merger Agreement (Page     )

The Merger Agreement contains representations and warranties by the Company and Popular that are customary for agreements of this nature. The Merger Agreement also contains customary covenants. Some of the covenants include the Company’s covenant to carry on its business in the same manner as it has done prior to the date of the Merger Agreement and to obtain Popular’s consent before engaging in certain activities. In addition, the Company has agreed to provide Popular with notice of certain developments in its business. The Company has also agreed that it will not solicit, encourage or otherwise facilitate an acquisition proposal from a third party other than Popular or engage in negotiations with or disclose any nonpublic information to any person who is considering making or has made an acquisition proposal to the Company. The Company may, however, provide information to and engage in discussions or negotiations with a potential acquiror other than Popular, under certain limited conditions as described in the Merger Agreement. See “THE MERGER AND MERGER AGREEMENT—No Solicitation of Acquisition Proposals,” beginning on page     .

Conditions to the Merger (Page     )

The completion of the merger depends on a number of conditions being satisfied, including the following:

•	the Merger Agreement having been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

•	receipt of all required regulatory or governmental approvals and consents to complete the transactions contemplated by the Merger Agreement;

•	the Company having obtained all consents or approvals of all persons required for or in connection with the Merger Agreement, unless the failure to obtain such consent would not reasonably likely have a material adverse effect on Popular or the surviving corporation;

•	the absence of any legal restraint blocking the merger;

•	Popular having received the resignations of each director of the Company and its subsidiaries, effective as of the effective time of the merger;

•	the representations and warranties of the Company and Popular to each other, as set forth in the Merger Agreement, being true and correct, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Company or Popular, respectively; and

•	the Company and Popular having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement at or prior to the closing of the merger.

If applicable law permits, either party could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Termination and Termination Fees (Page     )

The Merger Agreement may be terminated at any time before the merger is completed upon the occurrence of certain events described in the Merger Agreement. In certain circumstances, the Company has agreed to pay Popular a termination fee of $3,670,000 in the event that the Merger Agreement is terminated. The Company has also agreed to pay Popular a subsequent termination fee of $11,020,000 upon the occurrence of certain other events. See “THE MERGER AND THE MERGER AGREEMENT—Termination Fees,” beginning on page     . The termination fee, along with the non-solicitation provisions described above, may discourage third parties who are interested in acquiring a significant stake in the Company. These provisions are intended by Popular to increase the likelihood that the merger will be completed in accordance with its terms.

Effect of the Merger on Quaker City Bank’s Employee Stock Ownership Plan

The Quaker City Bank Employee Stock Ownership Plan, or ESOP, is internally leveraged and originally borrowed $3.1 million from the Company (the “ESOP Loan”) to purchase 10% of the outstanding shares of Common Stock issued in the original conversion of the Bank to common stock ownership. Under the ESOP, benefits generally become 100% vested after five years of vesting service. However, since the merger constitutes a change in control under the terms of the ESOP, the vesting of all benefits will be accelerated as a result of the merger. The Board of Directors has paid the ESOP Loan and amended the ESOP to provide for the allocation to participants’ accounts of all unallocated shares under the ESOP as of the day before the Record Date. Participants in the ESOP will be entitled to vote their allocated shares under the ESOP at the Special Meeting. Prior to the effective time of the merger, the ESOP will be terminated in accordance with its terms. See “THE MERGER AND MERGER AGREEMENT—Treatment of Employee Stock Ownership Plan,” beginning on page     .

Voting and Support Agreements

Popular entered into a voting and support agreement with each of the directors and certain executive officers of the Company holding an aggregate of              shares of Common Stock, representing approximately     % of the issued and outstanding shares of Common Stock as of the Record Date, pursuant to which those stockholders agreed to vote their shares in favor of adoption of the Merger Agreement. See Appendix D to this Proxy Statement for the form of voting and support agreement and “THE MERGER AND MERGER AGREEMENT—Voting and Support Agreements,” beginning on page     .

Material Federal Income Tax Consequences of the Merger

The payment of cash for shares of Common Stock pursuant to the terms of the Merger Agreement generally will be a taxable transaction for federal income tax purposes for you and may also be taxable under state, local, and foreign tax laws. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON YOU UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. See “THE MERGER AND MERGER AGREEMENT—Material Federal Income Tax Consequences of the Merger,” beginning on page     .

Dissenters’ Rights of Appraisal

Any stockholder who owned shares of Common Stock as of the Record Date, and who does not wish to accept the merger consideration, has the right under Delaware General Corporation Law to receive the “fair value” of his or her shares of Common Stock as determined by a Delaware court. This “appraisal right” is subject to a number of restrictions and technical requirements. Generally, in order to properly exercise appraisal rights, a dissenting stockholder (a) must not vote in favor of adopting the Merger Agreement, and (b) must make a written demand for appraisal before the vote on the Merger Agreement is taken. Merely voting against adoption of the Merger Agreement will not perfect a dissenting stockholder’s right of appraisal. Appendix C to this Proxy Statement contains the applicable provisions of the Delaware General Corporation Law relating to dissenters’ appraisal rights. See Appendix C to this Proxy Statement for statutory provisions relating to dissenters’ appraisal rights under the Delaware General Corporation Law and “DISSENTERS’ RIGHTS OF APPRAISAL,” beginning on page     .

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference into this Proxy Statement include “forward-looking statements” with respect to the financial condition, results of operation and businesses of the Company and Popular within the meaning of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition, and pending mergers. These forward-looking statements, including whether the merger will be completed or, if completed, whether the merger will be completed in the third calendar quarter of this year, involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Popular at integrating the Company into its organization; (2) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (3) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (4) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (5) deterioration in general economic conditions, internationally, nationally or in the State of California; (6) increased competitive pressure among financial services companies; (7) legislative or regulatory changes, or the adoption of new regulations, adversely affecting the businesses in which the Company and/or Popular engage; (8) the impact of terrorist acts or military actions; and (9) other risks detailed in reports filed by each of the Company and Popular with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and the Company and Popular disclaim any duty to update any forward-looking statements after the date that such statement is made.

INFORMATION CONCERNING THE COMPANY

Quaker City Bancorp, Inc. and Quaker City Bank

Quaker City Bancorp, Inc., incorporated in Delaware, is primarily engaged in the savings and loan business through its wholly owned subsidiary Quaker City Bank (the “Bank”). The Company was organized on September 13, 1993, for the purpose of acquiring all of the capital stock of the Bank issued in the conversion of the Bank from mutual to stock form, effective December 30, 1993. The Bank was originally founded in 1920 as the Mutual Building and Loan Association of Whittier, and in 1938 became a federally chartered mutual savings and loan association. The Company’s principal business is serving as the holding company for the Bank.

The Bank’s principal business has been and continues to be attracting retail deposits from the general public in its primary deposit market area surrounding its offices and investing those deposits, together with funds generated from operations and borrowings. The Bank also engages in the sale of investment products on an agency basis. The Bank originates and purchases predominantly multifamily, commercial real estate and one-to-four family loans, and to a lesser extent, home equity loans and credit lines, and emphasizes multifamily lending in low and moderate income communities, primarily in southern California metropolitan areas. To a lesser extent, the Bank also originates and purchases loans in central and northern California. Under certain circumstances, the Bank also purchases one-to-four family, second trust deed, multifamily and commercial loans, which are secured by properties outside the State of California.

The Bank currently exceeds all applicable minimum regulatory capital requirements. At December 31, 2003, the Bank had core capital to adjusted total assets, total capital to risk-weighted assets, and core capital to risk-weighted assets ratios of 7.84%, 13.16%, and 12.13%, respectively, as compared to the minimum requirements of 4%, 8%, and 4%, respectively.

The executive offices of the Company are located at 7021 Greenleaf Avenue, Whittier, California 90602, telephone number (562) 907-2200.

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth information with respect to the shares of Common Stock beneficially owned as of March 1, 2004 by (i) each person believed by the Company to be the beneficial owner of more than 5% of Common Stock outstanding as of March 1, 2004, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and the four most highly compensated executive officers of the Company and/or the Bank, and (iv) all directors and executive officers of the Company and/or the Bank as a group. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to the Company by such beneficial owners.

Name and Address(1)	Shares of Common Stock Beneficially Owned(2)(3)	Percentage of Class(4)
Columbia Wanger Asset Management, L.P.(5) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	591,000	9.41%

FMR Corp.(6) 82 Devonshire Street Boston, MA 02109	531,341	8.46%

Friedman, Billings, Ramsey Group, Inc.(7) 1001 19th Street North Arlington, VA 22209-1710	377,900	6.02%

J.L. Thomas(8)	116,687	1.85%
Frederic R. McGill(9)	265,271	4.11%
David S. Engelman(10)	6,875	*
Alfred J. Gobar	194,152	3.09%
Wayne L. Harvey(11)	122,447	1.94%
David K. Leichtfuss(12)	72,559	1.15%
Edward L. Miller(13)	141,923	2.26%
Dwight L. Wilson(14)	72,359	1.15%
Kathryn M. Hennigan(15)	75,852	1.20%
Harold L. Rams(16)	52,762	*
Hank H. Kadowaki(17)	63,597	1.01%
All directors and executive officers as a group (15 persons)(18)	1,243,084	18.48%

*	Does not exceed 1.0% of the Company’s voting securities.

(1)	Except as otherwise noted, the address of each person is c/o Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.

(2)	Each person effectively exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to shares reported.

(3)	All shares beneficially owned have been adjusted for the Stock Dividends.

(4)	Percentage of class is based upon 6,281,783 shares of Common Stock outstanding as of March 1, 2004.

(5)	This information is based on the Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. (“CWAM”), WAM Acquisition GP, Inc. (“WAM GP”), and Columbia Acorn Trust (“Acorn” and, together with CWAM and WAM GP, “Columbia”), with the SEC on February 12, 2004. Columbia reported that it has shared voting and shared dispositive power with respect to 591,000 shares.

(6)	This information is based on the Schedule 13G/A filed by FMR Corp. (“FMRC”), Edward C. Johnson 3d (“ECJ”), Abigail P. Johnson (“APJ” and, together with ECJ and FMRC, “FMR”), with the SEC on February 17, 2004. FMR reported that it has sole voting power with respect to 35,100 shares and sole dispositive power with respect to 531,341 shares.

(7)	This information is based on the Schedule 13G filed by Friedman, Billings, Ramsey Group, Inc. (“FBR Group”), Eric F. Billings (“EFB”), and Emmanuel J. Friedman (“EJF” and, together with FBR Group and EFB, “FBR”), with the SEC on February 17, 2004. FBR reported that it had shared voting and shared dispositive power with respect to 377,900 shares.

(8)	Includes 42,514 shares subject to currently exercisable options.

(9)	Includes 23,620 allocated shares under the ESOP, and 171,875 shares subject to currently exercisable options.

(10)	Includes 5,000 shares subject to currently exercisable options.

(11)	Includes 25,313 shares subject to currently exercisable options.

(12)	Includes 25,313 shares subject to currently exercisable options.

(13)	Includes 44,390 shares held by three irrevocable trusts for the benefit of Mr. Miller’s grandchildren, the beneficial ownership of which shares Mr. Miller disclaims. Mr. Miller and his wife, Mary O. Miller, are the trustees of all three trusts.

(14)	Includes 21,898 allocated shares under the ESOP, and 33,458 shares subject to currently exercisable options.

(15)	Includes 18,699 allocated shares under the ESOP, and 33,458 shares subject to currently exercisable options.

(16)	Includes 20,605 allocated shares under the ESOP, and 27,208 shares subject to currently exercisable options.

(17)	Includes 13,732 allocated shares under the ESOP, and 45,958 shares subject to currently exercisable options.

(18)	Includes 119,012 allocated shares under the ESOP, and 444,013 shares subject to currently exercisable options.

INFORMATION CONCERNING POPULAR

Popular, Inc.

Popular, Inc. is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Popular was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution in Puerto Rico.

Popular’s principal subsidiary, Banco Popular de Puerto Rico, was incorporated in 1893 and is Puerto Rico’s largest bank. A consumer-oriented bank, Banco Popular de Puerto Rico has the largest retail franchise and the largest trust operation in Puerto Rico. Banco Popular de Puerto Rico also operates branches in the U.S. Virgin Islands, the British Virgin Islands and the State of New York. Banco Popular de Puerto Rico’s deposits are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation, or FDIC. Banco Popular de Puerto Rico has three subsidiaries: Popular Auto, Inc., Puerto Rico’s largest vehicle financing, leasing and daily rental company; Popular Finance, Inc., a small-loan and second mortgage company in Puerto Rico; and Popular Mortgage, Inc., a mortgage loan company in Puerto Rico.

Popular has three other principal subsidiaries: Popular Securities, Inc., Popular International Bank, Inc. and Evertec, Inc. Popular Securities, Inc. is a securities broker-dealer in Puerto Rico with financial advisory, investment and security brokerage operations for institutional and retail customers and may be an underwriter of the securities. More information regarding Popular International Bank, Inc.’s subsidiary Popular North America,

Inc. is presented below under “Popular North America, Inc.” Evertec, Inc. provides electronic data processing and consulting services, sale and rental of electronic data processing equipment, and sale and maintenance of computer software to clients in the United States, the Caribbean and Latin America through offices in Puerto Rico, Miami, Venezuela and the Dominican Republic.

Popular’s principal executive offices are located at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and its telephone number is (787) 765-9800.

Popular North America, Inc.

Popular North America, Inc., a wholly owned subsidiary of Popular International Bank, Inc. and an indirect wholly owned subsidiary of Popular, was organized in 1991 under the laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act. Popular North America, Inc. functions as a holding company for Popular’s mainland U.S. operations. Popular North America, Inc. has among its five wholly owned direct subsidiaries Banco Popular North America, or BPNA, a full service commercial bank incorporated in the State of New York.

The banking operations of BPNA in the mainland United States are based in six states. In New York, BPNA operated 32 branches, which accounted for aggregate assets of $2.6 billion and total deposits of $2.3 billion at December 31, 2003. BPNA also operated 19 branches in Illinois and 16 in California with total assets of $1.6 billion and $654 million, respectively, and deposits of $1.4 billion and $392.3 million, respectively. In addition, BPNA had 13 branches in New Jersey with total assets of $299.5 million and deposits of $601.8 million as of December 31, 2003 and ten branches in Florida with total assets of $363.2 million and deposits of $277.1 million. In Texas, BPNA operated seven branches with aggregate assets of $741.6 million and total deposits of $142.6 million at the same date. The deposits of BPNA are insured under the Bank Insurance Fund of the FDIC.

Popular Acquisition Corp.

Popular Acquisition Corp. is an indirect wholly owned subsidiary of Popular formed on April 8, 2004 solely for the purpose of effecting the proposed merger. If the merger is consummated, Popular Acquisition Corp. will cease to exist following the merger of it with and into the Company. Popular Acquisition Corp. is a corporation organized under the laws of the State of Delaware, its principal executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and its telephone number at that address is (787) 765-9800.

THE SPECIAL MEETING

Date, Place, Time and Purpose

The Company is furnishing this Proxy Statement to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held on              ,                          , 2004, at the Radisson Hotel Whittier, 7320 Greenleaf Avenue, Whittier, California, at     :00   .m. local time, subject to adjournment or postponement by the Board of Directors. This document and the enclosed proxy card are first being mailed to the Company’s stockholders on or about                          , 2004. The Special Meeting is being held for the following purposes:

1.	To consider and vote upon a proposal to adopt the Merger Agreement;

2.	To consider and vote upon any proposals to postpone or adjourn the Special Meeting; and

3.	To consider and vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

As of the date of this document, our Board of Directors knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in this Proxy Statement.

Record Date, Outstanding Shares and Voting

Our Board of Directors has fixed the close of business on                          , 2004 as the Record Date for determining those stockholders of the Company who are entitled to notice of and to vote at the Special Meeting. Only record holders of shares of Common Stock on the books of the Company at the close of business on the Record Date have the right to receive notice of and to vote at the Special Meeting. On the Record Date, there were                      shares of Common Stock issued and outstanding, held by approximately      holders of record. At the Special Meeting, stockholders will have one vote for each share of Common Stock owned on the Record Date.

In the event that the Special Meeting is adjourned for more than 30 days, a new record date will be set and a notice of the meeting for the adjournment will be provided.

Quorum; Vote Required

As provided in the Company’s amended and restated certificate of incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company’s amended and restated certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own shares of Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting (after subtracting any shares held in excess of the Limit pursuant to the Company’s amended and restated certificate of incorporation) must be present in person, or represented by proxy, in order for a quorum to exist at the Special Meeting.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the merger proposal. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists, but broker non-votes will have the same effect as shares voted “AGAINST” adoption of the Merger Agreement. A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote from the beneficial owner of the shares.

As of the Record Date, directors and executive officers of the Company owned directly or indirectly, an aggregate of                      issued and outstanding shares of Common Stock over which they had or shared the power to vote, representing in the aggregate approximately     % of the votes which may be cast at the Special Meeting. Each of the directors and certain executive officers of the Company have entered into a voting and support agreement with Popular and have agreed to vote an aggregate of                      shares representing approximately     % of the votes that may be cast at the Special Meeting for adoption of the Merger Agreement. See “THE MERGER AND THE MERGER AGREEMENT—Voting and Support Agreements,” beginning on page     .

As of the Record Date, the Company owned approximately                      shares of Common Stock to hedge its obligations in connection with its Deferred Compensation Plan. Per Delaware General Corporation Law, these shares will not be counted towards establishment of a quorum nor will they be entitled to vote at the Special Meeting.

Voting of Proxies

All shares of Common Stock represented at the Special Meeting by properly submitted proxies received prior to or at such meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies, other than broker non-votes, will be voted “FOR” adoption of the Merger Agreement.

If other matters are properly presented for consideration, including consideration of a motion to adjourn or postpone the meeting to another time and/or place for the purposes of soliciting additional proxies, the persons named on the enclosed proxy card and acting under the proxy generally will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxies

Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with the Corporate Secretary of the Company, prior to the commencement of the Special Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date, or

•	attending the Special Meeting and voting in person.

Any written notice of revocation or subsequent proxy should be sent to Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602, Attention: Kathryn M. Hennigan, Corporate Secretary, or hand delivered to the Corporate Secretary of the Company at or before the taking of the vote at the Special Meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Special Meeting.

Recommendation of the Company’s Board of Directors

Our Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors believes that the merger is in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

Solicitation of Proxies

The Company is soliciting your proxies and will be paying the costs of preparing, assembling and mailing the Notice of Special Meeting of Stockholders, this Proxy Statement and the enclosed proxy card. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or personal solicitation. Such persons will receive no additional compensation for their services.

Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained Morrow & Co. as its proxy solicitor to assist in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph, facsimile, e-mail and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common stock of record to forward proxy soliciting materials to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated to be approximately $6,000, plus reimbursement for reasonable out-of-pocket expenses.

DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. REASONABLY PROMPTLY AFTER THE COMPLETION OF THE MERGER, THE PAYING AGENT WILL MAIL TO YOU A LETTER OF TRANSMITTAL WITH INSTRUCTIONS AS TO HOW YOU SHOULD SURRENDER YOUR STOCK CERTIFICATE(S).

THE MERGER AND THE MERGER AGREEMENT

The following information describes the material aspects of the Merger Agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this document, including the Merger Agreement attached as Appendix A to this Proxy Statement. You are urged to carefully read the Merger Agreement and the other appendices in their entirety.

Structure of the Merger

The Merger Agreement contemplates that Popular Acquisition Corp., a newly formed indirect wholly owned subsidiary of Popular, will merge with and into the Company, with the Company surviving the merger and becoming an indirect wholly owned subsidiary of Popular.

On April     , 2004, the parties supplemented the Merger Agreement by adding Popular Acquisition Corp., a subsidiary of Popular North America, Inc. that will merge with and into the Company, as a party to the Merger Agreement. All references to the “Merger Agreement” in this Proxy Statement mean the Merger Agreement as supplemented.

Effective Time of the Merger

The merger will become effective as of the date and time that the Company files a certificate of merger with the Delaware Secretary of State or at a later date and time specified in the certificate of merger. Pursuant to the Merger Agreement, the closing of the merger will take place on a date that is not later than the fifth business day after all regulatory approvals have been received and all other conditions contained in the Merger Agreement have been satisfied or waived or, at the election of Popular, the last business day of the month in which such day occurs, or on any other date agreed upon by Popular and the Company.

Treatment of Common Stock

At the effective time of the merger, each issued and outstanding share of Common Stock, except for treasury shares or shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the merger consideration of $55.00 per share in cash, without interest.

Procedure for Exchanging Common Stock Certificates

At or prior to the effective time of the merger, Popular will deposit or will cause one of its affiliates to deposit with the paying agent, for the benefit of the Company’s stockholders, cash sufficient to pay the merger consideration in exchange for shares of Common Stock outstanding immediately prior to completion of the merger. The paying agent will mail to each stockholder of record, reasonably promptly after completion of the merger, a letter of transmittal and instructions providing for the surrender of stock certificates by the Company’s stockholders. Holders of certificates who surrender their Common Stock certificates, together with a duly executed letter of transmittal, will be entitled to receive the merger consideration, without interest. The surrendered Common Stock certificates will be cancelled.

Promptly upon receipt of a stockholder’s Common Stock certificates in accordance with the terms of the letter of transmittal, the paying agent will deliver the merger consideration due to that stockholder.

Any portion of the cash deposited with the paying agent that remains unclaimed by a stockholder of the Company for 180 days after the effective date of the merger will be returned to the surviving corporation. After the return of these funds, the stockholder must look only to the surviving corporation for payment of the cash merger consideration.

Holders of Common Stock should not send in their Common Stock certificates to the paying agent until they receive a letter of transmittal from the paying agent.

Treatment of Stock Options

The Merger Agreement provides that each unexercised option that remains outstanding at completion of the merger will be cancelled and converted into the right to receive an amount equal to the difference between $55.00 and the applicable exercise price per share of the option, multiplied by the number of shares of Common Stock covered by the option, less applicable withholding taxes. With respect to each option, prior to the closing of the merger, the Company will take all necessary actions, including obtaining board resolutions, so that as of the closing of the merger, each outstanding option is cancelled.

As a condition to payment, each holder of an option must deliver to Popular an acknowledgment and waiver that (i) confirms the cash amount to which the holder is entitled under such holder’s options, and (ii) releases the Company, Popular and their respective officers and directors from any and all claims relating to the options upon payment of the cash amount due to such holder.

Background of the Merger

In recent years there has been considerable consolidation in the financial institution industry. Though we have operated effectively in this environment, our senior management believes that it may be difficult for us to find further avenues of improvement in the future and, as a result, from time to time over the last several years, we have been exploring strategic alternatives to maximize stockholder value. These strategic alternatives have included continuing as an independent institution, establishing or acquiring additional branches or other small banks within and beyond our existing geographic reach in Southern California, and entering into a strategic transaction with a similarly-sized or larger institution. For example, in 2001, our Board of Directors engaged Smith Banking and Sandler O’Neill & Partners as financial advisors to investigate whether there were any potential acquirors interested, and the level of such interest, in a business combination with the Company. Among the eleven potential acquirors identified and contacted by these financial advisors, six determined that the Company did not meet their objectives for an acquisition candidate and the remaining five indicated interest in the Company, but not at a level that, in the opinion of the Board of Directors and the financial advisors, reflected an adequate valuation of the Company. We have also received, from time to time, unsolicited inquiries regarding a possible acquisition of the Company, but prior to entering into the Merger Agreement with Popular, none of these inquiries or investigations led to any formal acquisition agreement.

Over the course of the last two years, we have had discussions with a few potential strategic partners. In connection with a possible strategic transaction, one of these strategic partners (referred to in this Proxy Statement as “Company A”) made a formal offer to acquire the Company in a combination of cash and Company A stock. This offer was communicated to us on November 4, 2003 and was reviewed by our Board of Directors with the assistance of Smith Banking’s advice and analysis. At the time, our Board of Directors concluded that Company A’s offer was too low based on Smith Banking’s analysis of the proposed offer compared to recent comparable thrift acquisitions and the Company’s financial performance. Subsequent to making its offer, Company A entered into a definitive agreement to be acquired by a third party and for that reason was not thereafter contacted by the Company or its representatives in connection with the negotiation of the current acquisition proposed by Popular.

Commencing in November 2003, after discussions between Hovde and Mr. McGill, Hovde began soliciting interest by third parties in a strategic transaction with the Company and, as described in further detail below, in addition to Popular, four of those potential strategic partners participated in further discussions with Hovde representatives or our senior management. After initial contact, two of these potential strategic partners indicated that they did not have further interest in a strategic transaction. At the same time, the Company engaged Smith Banking and Sandler O’Neill in December 2003 to assist it with a potential acquisition of another Southern California thrift. However, this effort was suspended after Popular’s indication of interest described below.

Hovde initially approached Popular regarding a transaction with the Company in December 2003. On January 23, 2004, Roberto Herencia, Executive Vice President of Popular, met with Mr. McGill and a representative of Hovde to discuss the possibility of an acquisition of the Company by Popular. At that meeting, Mr. Herencia described Popular’s business and acquisition strategies in the United States. Reciprocally, Mr. McGill outlined the Company’s business and operations. Thereafter, on February 3, 2004, Mr. Herencia called Mr. McGill to convey a preliminary, non-binding proposal for the acquisition of the Company at a price of $54.00 per share in cash or a combination of cash and Popular stock. Mr. Herencia indicated that this price could increase or decrease based on Popular’s diligence review. The proposal was subject to, among other things, Popular’s completion of a due diligence review, the negotiation and execution of a definitive agreement and receipt of required regulatory and stockholder approvals. Prior to January 23, 2004, Mr. McGill had not met Mr. Herencia or had contact with Popular or its associates as a potential strategic partner.

On February 10, 2004, the boards of directors of the Company and the Bank met in joint session to consider the terms of Popular’s proposal. Gibson, Dunn & Crutcher LLP, legal advisors to the Company and its Board of Directors, reviewed with the Board of Directors its fiduciary duties to the Company’s stockholders in the context of a transaction as proposed by Popular and the sale of control. During the February 10, 2004 meeting, representatives of Smith Banking presented an analysis of recent comparable thrift acquisitions, a valuation report with respect to the Company and an evaluation of the proposal from Popular. Smith Banking’s presentation and analysis demonstrated how Popular’s offer compared with recent acquisitions of comparable thrifts and confirmed that Popular’s $54.00 per share offer was within the range of prices considered to be fair from a financial point of view. Hovde and our senior management identified four other financial institutions of significant size who had either previously expressed an interest in an acquisition of the Company or were most likely to have significant interest in an acquisition. The joint board instructed Mr. McGill and Hovde to contact these parties and solicit expressions of interest and indicative pricing. The Company’s Board of Directors also authorized Mr. McGill to discuss and negotiate the terms of Popular’s proposal further with Mr. Herencia and to report to our Chairman, J.L. Thomas, and the full boards, as needed, regarding development of, and material business points relating to, the Popular proposal. At the February 10, 2004 meeting, the Company’s Board of Directors also authorized the engagement of, and compensation to, Hovde and Smith Banking for financial advisory and fairness opinion services in connection with a strategic business transaction, including but not limited to that proposed by Popular.

Following the February 10, 2004 joint board meeting, Mr. McGill and/or Hovde contacted those several other financial institutions (referred to in this Proxy Statement as “Company B,” “Company C,” “Company D” and “Company E”) to determine if any of them had an interest in entering into a business combination with the Company.

Mr. McGill met at his offices on February 26, 2004 with representatives of Company B to discuss a possible business combination with the Company. In the ordinary course of business, Mr. McGill is in regular contact with representatives of Company B, another larger financial institution based in California. On February 27, 2004, Company B called Mr. McGill with a proposal to acquire the Company using a combination of cash and Company B stock. During that telephone call, Mr. McGill responded to Company B’s offer and informed its representative that Company B’s proposed price was too low and invited Company B to increase its offer price. The representatives of Company B responded in a subsequent telephone call on March 2, 2004 that they were not authorized to increase the offer.

On February 27, 2004, Hovde contacted Company C, which expressed an interest in conducting preliminary due diligence prior to making an acquisition proposal. Company C entered into a confidentiality agreement and Hovde provided Company C with basic diligence and financial information. On March 1, 2004, representatives of Company C contacted Hovde and gave a preliminary indication of interest in an acquisition of the Company within a stated price range using cash or a combination of cash and Company C stock. Hovde presented the indication of interest to Mr. McGill who asked Hovde to inform Company C that the stated price range was too low and to invite Company C to increase its offer price. Hovde so informed Company C and, on March 15, 2004, Company C responded to Hovde that the stated price range was the highest offer that Company C was prepared to make.

Company D was contacted by Hovde in February 2004, entered into a confidentiality agreement and was also provided with basic diligence and financial information. On March 3, 2004, Company D confirmed with Hovde that it was not interested in pursuing a strategic transaction with the Company because it was not interested in acquiring a portfolio or operating a business line of multi-family loans.

Company E was contacted by Hovde in February 2004 and indicated that it was not interested in a strategic transaction with the Company at that time.

On February 19, 2004, the Company and the Bank held a joint board meeting at which Mr. McGill gave an update to the boards on the status of the offer from Popular and the status of other potential strategic partners the Company had under consideration. Representatives of Smith Banking presented the joint board with additional information regarding the history, business and operations of Popular, including financial performance information, and provided an update to the joint board on the fairness of the Popular proposal.

During the months of February and March 2004, our senior management and representatives of Hovde and Smith Banking continued to work with Popular as it conducted its diligence and with Company C regarding its interest in a potential transaction. As noted above, Company C concluded its discussions with the Company in mid-March 2004.

During the first week of March 2004, Popular conducted on-site diligence at the Company’s headquarters as well as at the offices of Gibson, Dunn & Crutcher LLP. During the first half of March 2004, our senior management, including Messrs. McGill and Wilson and Ms. Hennigan furnished additional information as requested by Popular in connection with their diligence review.

On March 8, 2004, counsel to Popular delivered to the Company a proposed definitive merger agreement and voting and support agreement in connection with the proposed acquisition. During the period March 9 through March 17, 2004, Popular and the Company, with their respective counsel, engaged in negotiations of the definitive agreement and preparation and review of disclosure schedules. During this period, Mr. McGill kept Mr. Thomas and the members of the Company’s and the Bank’s boards of directors informed of the status and timing of negotiations by periodic written updates.

On March 15, 2004, Mr. Herencia called a representative of Hovde to inform him that, on the basis of the results of diligence and further negotiations, including negotiations as to price, with Mr. McGill and Hovde, among other things, Popular would increase its bid for the Company to a price of $55.00 per share in cash. In this discussion, Mr. Herencia advised the Hovde representative that Popular was not prepared to improve its proposed price beyond $55.00 per share. Later that same day, Hovde relayed the increase in the proposed price to Mr. McGill.

On March 17, 2004, the board of directors of Popular met and approved the acquisition of the Company, the form of merger agreement and the form of voting and support agreement.

On March 18, 2004, the boards of directors of the Company and the Bank, meeting in joint session, met to discuss the Popular offer and the status of proposals from other potential strategic partners. During the joint meeting, Mr. McGill updated the boards on the terms of the Popular offer, including the increased per share acquisition price of $55.00 in cash, and the results of discussions with Companies B, C, D and E. Mr. McGill also informed the boards of directors that Popular’s increased acquisition price of $55.00 per share was the highest offer that it had received. At the meeting, representatives of Gibson, Dunn & Crutcher LLP outlined the material terms of the Merger Agreement and the form of voting and support agreement, as well as the fiduciary duties of the boards in the context of the sale of the Company. Smith Banking then gave an updated presentation to the joint board concerning recent thrift and banking acquisitions and an analysis of the proposed merger, and thereafter delivered its oral opinion to the Company’s Board of Directors, subsequently confirmed in writing, that as of March 18, 2004, and based upon and subject to the factors and assumptions set forth in its opinion (see analysis described below in “—Opinion of the Company’s Financial Advisor”), the $55.00 per share in cash to be received by the Company’s stockholders pursuant to the Merger Agreement was fair to those stockholders from a financial point of view. Following these presentations and after discussing the definitive terms of the Merger Agreement and Smith Banking’s analysis at length, the Company’s Board of Directors unanimously approved the definitive Merger Agreement on behalf of the Company and recommended that the stockholders of the Company adopt the Merger Agreement. The Merger Agreement and nine separate voting agreements with each director and select executive officers of the Company were signed and delivered on the evening of March 18, 2004. The Company and Popular issued a joint press release, dated March 19, 2004, announcing the execution of the definitive Merger Agreement prior to the opening of trading on The Nasdaq National Market.

Recommendation of the Company’s Board of Directors and Reasons for the Merger

At its meeting on March 18, 2004, the Board of Directors determined that the merger is in the best interests of the Company and the Company’s stockholders and, by the unanimous vote of all of the directors present at the meeting, approved the Merger Agreement. ACCORDINGLY, THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

The Board of Directors believes that the terms of the Merger Agreement, which are the product of arm’s length negotiations between representatives of Popular and the Company, are in the best interests of the Company and its stockholders. In the course of reaching its determination, the Board of Directors consulted with its legal counsel regarding its legal duties, the terms of the Merger Agreement and related issues; with its financial advisors, regarding the financial aspects and the fairness of the transaction from a financial point of view; and with senior management of the Company and the Bank regarding, among other things, operational matters.

In reaching its determination to approve the Merger Agreement, the Board of Directors considered all factors it deemed material. The Board of Directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of the Company. In this regard, the Board of Directors considered the performance trends of the Company over the past several years. The Board of Directors compared the Company’s current and anticipated future consolidated operating results to publicly available financial and other information for other similarly-sized banking institutions in Southern California. The Board of Directors noted that although the financial and operating performance of the Company over recent periods compared favorably with the Company’s peer group, the anticipated economic conditions and lending environment suggested that recent historical operating results would not likely continue to show such strong growth rates and significant expenditures for acquisitions or internal growth would be required to remain competitive (see “—Opinion of the Company’s Financial Advisor”). The Board of Directors used this information in analyzing the options available to the Company.

In reaching its decision to approve the Merger Agreement, the Board of Directors also considered a number of factors, including the following:

•	the merger represents an opportunity for the Company’s stockholders to realize a premium over recent market prices for their Common Stock. The merger consideration price per share represents an 18.4% premium over the closing price of our Common Stock on the day before the merger was announced, and a 23.7% premium over the average closing price of our Common Stock for the four-week period immediately preceding announcement of the merger;

•

the Board of Directors considered the opinion of Smith Banking, as of March 18, 2004, that the merger consideration of $55.00 per share in cash was fair to the Company’s stockholders from a financial point of view as described under “—Opinion of the Company’s Financial Advisor.” The Board of Directors

reviewed the assumptions and results of the various valuation methodologies employed by Smith Banking in arriving at its opinion and found those assumptions and results to be reasonable;

•	the Board of Directors considered the current operating environment, including but not limited to the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. The Board of Directors also considered the current and prospective economic and competitive conditions facing the Company and the Bank in their geographic market areas;

•	the Board of Directors reviewed the terms and conditions of the Merger Agreement, including the parties’ respective representations, warranties and covenants, the conditions to closing and the fact that the Merger Agreement permits the Board of Directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations, with third parties, and to terminate the Merger Agreement if the Board of Directors determines that a superior proposal has been made, subject to payment of a termination fee (see “—Termination of the Merger Agreement” and “—Termination Fees”), and generally found such terms and conditions to be favorable to the Company;

•	although the merger is not subject to a financing condition, the Board of Directors considered the ability of Popular to pay the aggregate purchase price, and accordingly, together with its financial advisors and management, reviewed Popular’s financial condition, results of operations, liquidity and capital position;

•	the Board of Directors considered the likelihood of the merger being approved by the appropriate regulatory authorities (see “—Regulatory Approvals”);

•	the Board of Directors considered the merger’s impact on the Company’s customers and employees. The Board of Directors viewed the impact on customers and employees as positive, in that they would become part of a geographically diversified institution with greater resources than those of the Company on a stand-alone basis;

•	the Board of Directors also considered the fact that the merger consideration is being paid solely in cash, which provides certainty of value to the Company’s stockholders as compared to a transaction in which the acquiror’s stock is some or all of the merger consideration; and

•	the Board of Directors considered the advice of management and its financial advisors that they had sought indications of interest from those financial institutions that were both most likely to have an interest in acquiring the Company and capable of consummating such an acquisition.

In addition to taking into account the foregoing factors, the Board of Directors also considered the following potentially negative factors in reaching its decision to approve the Merger Agreement:

•	the possibility that the Company would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price sometime in the future;

•	the public announcement of the transaction may have a significant negative effect on the continuing commitment of the Company’s management, employees and customers pending consummation of the merger;

•	the sale of the Company for cash in a merger transaction will generally be a taxable event to the Company’s stockholders; and

•	because the Company’s stockholders are receiving cash in exchange for their shares of Common Stock, they will not participate as stockholders in any potential future growth of either the Company or the Bank.

This description of the information and factors considered by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors that the Board of Directors considered. In determining whether to approve the Merger Agreement and recommend the merger proposal, our Board of Directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the Merger Agreement, and considering, among other things, the reasons discussed above and the opinion of Smith Banking referred to above, our Board of Directors approved the Merger Agreement as being in the best interests of the Company and its stockholders, based on the total mix of information available to it.

Opinion of the Company’s Financial Advisor

The Company retained Smith Banking Consultants, Inc. to act as its financial advisor and, if requested, to render to the Board of Directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the transaction. Smith Banking, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities of financial institutions in connection with mergers and acquisitions, corporate valuations, and markets for loans and deposits. Smith Banking is familiar with the market for common stocks of publicly traded financial institutions, in particular banks and thrifts. The Board of Directors selected Smith Banking on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger and its prior investment banking and consultative working relationship with the Company.

On March 18, 2004, Smith Banking delivered to the Company’s Board of Directors its opinion—as of that date and subject to the assumptions and limitations set forth in Smith Banking’s written opinion and as described below—that the consideration to be paid to the Company’s stockholders for shares of Common Stock pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to those stockholders. The Board of Directors imposed no limitations upon Smith Banking with respect to the investigations made or procedures followed by Smith Banking in rendering its opinion. The full text of Smith Banking’s opinion, which is attached as Appendix B to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Smith Banking, and should be read in its entirety. The summary of the opinion of Smith Banking set forth in this Proxy Statement is qualified in its entirety by reference to the opinion.

Although Smith Banking rendered its opinion and provided certain analyses to the Board of Directors, Smith Banking was not requested to, and did not, make any recommendation to the Board of Directors as to the specific form or amount of the consideration to be received by the Company’s stockholders as a result of the merger. The form and amount of consideration were determined solely through negotiations between the Company and Popular. Smith Banking’s written opinion addresses only the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders as a result of the merger. It does not address the Company’s underlying business decision to proceed with the transaction, or the structure thereof, or the relative merits of the transaction compared with any alternative business strategy or transaction in which the Company might engage. Nor does the opinion constitute a recommendation to any stockholder of the Company as to how to vote with regard to the transaction.

In arriving at its opinion, Smith Banking’s review included:

•	the Merger Agreement (including all schedules and exhibits thereto);

•	certain publicly available financial, operating and business information related to the Company and Popular that Smith Banking deemed relevant;

•	certain internal financial information of the Company prepared for financial planning purposes by the Company’s management;

•	financial projections for the Company for the fiscal years ending June 30, 2004 through 2009, reviewed with the Company’s senior management, and the views of the Company’s senior management, based on limited discussions with them, regarding the Company’s business, financial condition, results of operations and prospects;

•	to the extent publicly available, financial terms of certain acquisition transactions involving companies deemed similar to the Company;

•	certain financial and valuation information of selected public companies deemed comparable to the Company;

•	the publicly reported historical price and trading activity for the Company’s Common Stock, including a comparison of certain financial and stock market information for the Company with that of similar publicly traded companies; and

•	the current market environment generally and the banking and thrift market in particular.

Prior to and in connection with the proposed transaction, Smith Banking visited the Company’s headquarters and discussed with members of the Company’s management the Company’s financial condition, current operating results and business prospects.

In performing its analyses and in formulating its opinion, Smith Banking assumed and relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, provided by the Company or Popular or their respective representatives, or otherwise reviewed by them. Further, Smith Banking relied on the assurances from management of the Company and Popular that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Smith Banking has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. Smith Banking is not an expert in the evaluation of allowances for loan losses and has neither made an independent evaluation of the adequacy of the Company’s allowance for loan losses nor reviewed any of the Company’s individual credit files nor been requested to conduct such a review. Smith Banking has assumed that the Company’s allowance for loan losses is adequate to cover such losses. In addition, Smith Banking has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the Company’s properties or facilities.

Smith Banking reviewed the financial projections with the Company’s management, who confirmed that the projections reflect the best currently available estimates and judgments of the future financial performance of the Company. In rendering its opinion, Smith Banking assumed that such estimated performance would be achieved and expresses no opinion as to such financial projections or the assumptions on which they are based. Smith Banking also has assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available. Smith Banking assumed that all the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the Merger Agreement are not waived.

In formulating its opinion for the Company’s Board of Directors, Smith Banking performed a variety of financial analyses. Although it is not a complete description of all the analyses underlying its opinion, the following summarizes the material analyses and other information that Smith Banking prepared and relied on in rendering its opinion.

Summary of Proposal

Smith Banking reviewed the financial terms of the proposed transaction. Giving effect to the $55.00 per share cash consideration to be paid pursuant to the terms of the Merger Agreement, the 6,281,783 outstanding shares of Common Stock, and the 655,002 outstanding options to purchase shares of Common Stock with a weighted average exercise price of $21.77 per share, Smith Banking calculated the aggregate transaction value of the merger to be approximately $367.3 million.

Based upon the $367.3 million aggregate consideration and the Company’s December 31, 2003 financial statements (adjusted for the exercise of options in January), Smith Banking computed the following pricing multiples:

Aggregate transaction value/latest twelve months earnings	16.5	x
Aggregate transaction value/tangible book value	256.1%
Aggregate transaction value/stated book value	256.6%
Aggregate transaction value/total deposits	33.0%
Aggregate transaction value/total assets	20.9%

Comparable Company Analysis

Using publicly available information, Smith Banking compared key financial and market trading measures for the Company and a group of publicly traded thrift institutions, which, for purposes of this summary, are referred to as “trading comparables.” The following eight companies were selected by Smith Banking based on such factors as location, asset size, performance, capital, and/or ownership structure:

California Companies	Companies Outside California
FirstFed Financial Corp. (FED)	Flushing Financial Corporation (FFIC)
PFF Bancorp, Inc. (PFFB)	OceanFirst Financial Corp. (OCFC)
Provident Financial Holdings, Inc. (PROV)	First Place Financial Corp. (FPFC)
Harrington West Financial Group, Inc. (HWFG)	Coastal Financial Corporation (CFCP)

The following table presents a comparison of key financial and market measures for the Company compared to the medians for the trading comparables within California, trading comparables outside of California, and for all publicly traded thrifts in California. The purpose of this analysis was to determine whether the Company’s Common Stock was valued significantly higher or lower than comparable companies. Pricing data are as of March 16, 2004 and financial measures are as of December 31, 2003.

				Trading Market Values as of March 16, 2004
					Trading Prices Relative to:
	Assets ($Mil)	Latest 12 Months’ ROAA (%)	Tangible Equity/ Assets (%)	Market Capitalization ($Mil)	Book Value (%)	Tangible Book Value (%)	Assets (%)	Latest 12 Months’ Income (X)
Quaker City Bancorp, Inc.	1,755	1.36	8.1	290	202	202	16.5	13.4
All CA Thrifts—Median	1,755	1.11	7.8	472	189	203	16.5	14.9
CA Comparables—Median	2,379	1.27	8.9	397	179	195	14.9	12.2
Non-CA Comparables—Median	1,694	1.15	7.6	291	244	249	18.0	15.7
All Comparables—Median	1,694	1.18	7.8	291	188	204	16.5	14.1

Trading Market Analysis

Smith Banking reviewed the history of the Company’s stock price and compared it with movements in certain stock indices and with the median price performance of the trading comparables. As shown in the following table, the Company’s stock price increased 141% over the three years ended March 16, 2004, better than all indices except that for its asset class, and better than the 114% median increase for the trading comparables. For the twelve months ended March 16, 2004, Quaker City’s 34% share price increase was lower than all the indices and lower than the 50% median increase for the trading comparables.

	Percent Change Through March 16, 2004
	1 Year	3 Years
Market—Weighted Indices
S&P 500	39.3	(5.0)
All Public Thrifts	51.8	90.7
Western Thrifts	41.7	53.2
Assets $1—$5 Billion	45.7	146.5
Trading Comparables	41.3	93.7
Trading Comparables Median	50.3	114.3
Quaker City Bancorp, Inc.	34.0	141.0

Comparable Transaction Analysis

Smith Banking surveyed thrift acquisition transactions announced since January 2002 and considered those within a range determined by assets acquired and/or aggregate value. From this set of transactions, Smith Banking eliminated transactions that were extraordinary in terms of the target institution’s capital structure or other characteristics.

The median, average, minimum and maximum for the 22 selected comparable transactions are shown on the following table, along with asset size, tangible capital ratios, and return on assets at the time of announcement. Also shown are these statistics for the aggregate value and its relationship to book value, tangible book value, latest twelve months earning, deposits, and assets. For comparison, the table also shows these same financial measures for the Company and the pricing multiples for the merger.

				Pricing at Announcement
	Assets ($Mil)	Fiscal Year to Date ROAA (%)	Tangible Equity/ Assets (%)		Price Relative to:
				Aggregate Value ($Mil)	Book Value (%)	Tangible Book Value (%)	Latest 12 Months’ Income (X)	Deposits (%)	Assets (%)
The Company/Popular	1,755	1.29	8.1	367	256	257	16.5	33.0	20.9

Comparable Thrift Acquisitions
Median	1,347	1.08	7.6	245	225	259	18.8	27.9	20.1
Average	1,424	1.01	7.9	284	224	244	20.2	29.0	20.1
Minimum	460	0.38	5.6	101	112	150	11.2	13.4	9.9
Maximum	2,681	1.40	10.7	644	332	373	32.6	46.4	28.7

The table below displays the per share values that result if the median pricing multiples for the 22 selected transaction comparables are applied to the Company’s financial measures as of December 31, 2003. The resulting implied prices range from a low of $46.90 per share (based on multiple of deposits) to a high of $62.22 per share (based on multiple of latest twelve months earnings).

	Median of Thrift Transaction Comparables	Implied Value Per Share
Value/Book Value (%)	225.0	48.55
Value/Tangible Book Value (%)	259.0	55.44
Value/LTM Earnings (X)	18.8	62.22
Value/Deposits (%)	27.9	46.90
Value/Assets (%)	20.1	52.99

Discounted Dividend Stream and Terminal Value Analysis

Smith Banking performed an analysis in which it projected the Company’s future earnings and dividends and estimated terminal values as of June 30, 2009. Theoretical terminal values were computed by applying a range of multiple—from 12.0 to 18.0 times—to projected earnings in fiscal year 2009. The resulting terminal values were discounted, along with the projected stream of dividends, back to June 30, 2004. The discount rates used in the analysis ranged from 11% to 14%, reflecting different assumptions regarding rates of return required by investors.

The analysis, which assumes that the Company performs in accordance with its financial projections, produces an array of discounted values, as shown below. The calculated present values range from a low of $34.13 per share (resulting from the lowest terminal multiple and the highest discount rate) to a high of $55.58 per share (resulting from the highest terminal multiple and the lowest discount rate).

DOLLAR VALUE PER SHARE DISCOUNTED TO JUNE 30, 2004

Dividends plus Terminal Value as of June 30, 2009

Discount Rate (%)	Terminal P/E Multiple—Earnings Available to Common Stock
	12.00	13.00	14.00	15.00	16.00	17.00	18.00
11.00	38.73	41.54	44.34	47.15	49.96	52.77	55.58
11.50	37.91	40.66	43.40	46.15	48.89	51.64	54.39
12.00	37.11	39.80	42.48	45.17	47.86	50.54	53.23
12.50	36.34	38.96	41.59	44.22	46.84	49.47	52.10
13.00	35.58	38.15	40.72	43.29	45.86	48.43	50.99
13.50	34.84	37.36	39.87	42.38	44.90	47.41	49.92
14.00	34.13	36.58	39.04	41.50	43.96	46.42	48.88

With regard to this analysis, Smith Banking considered and discussed with the Company’s Board of Directors how the resulting present values would be affected by changes in the underlying assumptions—including those pertaining to projected earnings, dividends, and share repurchases. Although this valuation approach is widely used, the results are highly sensitive to the underlying assumptions; accordingly, the results are not necessarily indicative of actual values.

Additional Considerations

In arriving at its opinion, Smith Banking did not ascribe a specific range of values to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration offered by Popular to holders of Common Stock pursuant to the terms of the Merger Agreement, on the basis of financial and comparative analyses.

The preparation of a fairness opinion is a complex process, involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to particular circumstances. In arriving at its opinion, Smith Banking did not attribute any particular weights to the analyses and factors considered, but rather made qualitative judgments as to their significance and relevance. Accordingly, Smith Banking believes its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all, could create a misleading or incomplete view of the process underlying its opinion.

No company included in Smith Banking’s comparative analyses is identical to the Company, and no transaction is identical to the one proposed by Popular. Because of differences among companies with regard to operations, financial characteristics and prospects, Smith Banking did not rely solely on the quantitative results of the comparable analyses, but also made qualitative judgments concerning how those differences might affect the analyses.

In its analyses, Smith Banking relied on the accuracy and completeness of the financial and other information it used without assuming any responsibility for independent verification of such information. Smith Banking was not provided with, and did not have access to, any detailed financial projections of the Company prepared by its management for periods beyond June 30, 2004. In analyzing the Company’s potential future financial performance through June 30, 2009, Smith Banking relied on guidance from the Company’s management with respect to appropriate growth rates and other relevant measures of future financial performance. Underlying Smith Banking’s analyses are numerous other assumptions regarding business and economic conditions, industry performance and other matters that can neither be predicted nor influenced.

In connection with the merger, the Company has paid Smith Banking a fee of $250,000 for rendering its opinion. In addition, the Company has agreed to pay Smith Banking a transaction fee of $830,000 contingent and payable upon completion of the merger. The Company has agreed to reimburse Smith Banking for all reasonable out-of-pocket expenses incurred in connection with this engagement and to indemnify Smith Banking and its affiliates against certain claims, liabilities or related expenses arising out of this engagement.

In the past, Smith Banking has provided investment banking, valuation, and consulting services to the Company and received compensation for such services.

Conditions to the Merger

The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	the Merger Agreement has been adopted by the vote of the holders of a majority of the outstanding shares of Common Stock; and

•	no court or other legal or regulatory order or statute, rule or regulation restrains or prohibits the merger.

Popular’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	the Company’s representations and warranties must be true and correct in all material respects as of the closing date of the merger and Popular must have received a certificate to such effect;

•	the Company must have performed in all material respects all of its covenants, agreements and obligations under the Merger Agreement and Popular must have received a certificate to such effect;

•	the Company must have obtained all consents or approvals of all persons required for or in connection with the Merger Agreement and the consummation of the merger unless the failure to obtain any such consent would not reasonably likely have a material adverse effect on Popular or the surviving corporation; and

•	Popular must have received the resignations of each director of the Company and its subsidiaries.

The Company’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Popular’s and Popular Acquisition Corp.’s representations and warranties must be true and correct in all material respects as of the closing date of the merger and the Company must have received a certificate to such effect; and

•	Popular and Popular Acquisition Corp. each must have performed in all material respects all of its covenants, agreements and obligations under the Merger Agreement and the Company must have received a certificate to such effect.

Representations and Warranties of the Company and Popular

The Merger Agreement contains representations and warranties of the Company and Popular customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations given by the Company relate to the Company and its subsidiary, Quaker City Bank, and the representations given by Popular relate, as applicable, to Popular and the merger subsidiary, Popular Acquisition Corp. The representations made by the Company relate to the following topics, among others:

•	organization, corporate standing, qualification to do business and corporate power;

•	the Company’s capital stock and stock options;

•	the Company’s subsidiaries;

•	authorization of the Merger Agreement and the merger;

•	approvals, filings and consents required for the merger;

•	the absence of any breaches, violations or defaults as a result of the Merger Agreement;

•	the Company’s SEC filings and financial statements;

•	the absence of undisclosed liabilities and material adverse changes;

•	litigation;

•	compliance with applicable laws;

•	material contracts and laws;

•	certain real estate development activities and mezzanine lending activities;

•	non-competition and non-solicitation agreements;

•	property, liens and encumbrances;

•	employee benefit plans and labor matters;

•	environmental matters;

•	taxes;

•	risk management and provision for loan losses;

•	insurance;

•	brokers’ and finders’ fees in connection with the merger;

•	intellectual property; and

•	completeness of representations and warranties.

The representations given by Popular cover the following topics as they relate to Popular and Popular Acquisition Corp.:

•	organization, corporate standing, qualification to do business and corporate power;

•	authorization of the Merger Agreement and the merger;

•	regulatory approvals, filings and consents required for the merger;

•	the availability, at the effective time of the merger, of the funds necessary to complete the merger and pay the merger consideration;

•	formation of the merger subsidiary; and

•	brokers’ and finders’ fees in connection with the merger.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. We urge you to read carefully the sections of the Merger Agreement with respect to the representations and warranties of the Company and Popular.

Conduct of Business Pending the Merger

During the period from the signing of the Merger Agreement until the merger becomes effective, the Company has agreed, subject to the exceptions specified in the Merger Agreement, that the Company and the Bank will not, without the consent of Popular or except as previously disclosed to Popular, among other things:

•	carry on its business other than in the ordinary and usual course consistent with past practice and the Company will use commercially reasonable efforts to preserve its business organization and assets and maintain its rights, franchises and authorizations and existing relations with clients, customers, suppliers, employees and business associates;

•	take any action that would reasonably be expected to materially and adversely affect the Company;

•	enter into any material new line of business or change its material lending, investment, underwriting, risk and asset/liability management and other material banking and operating policies imposed by any governmental authority;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company, nor permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights, with certain exceptions specified in disclosures to Popular;

•	issue, sell or otherwise permit to become outstanding, encumber or otherwise dispose of or permit the creation of any lien on, or amend or modify the terms of, any equity interests held in any subsidiary of the Company;

•	repurchase, redeem, reclassify, split, combine or otherwise acquire any shares of the Company’s capital stock or any other capital security of the Company or declare or pay any dividend or other distribution on the capital stock of the Company or any of its subsidiaries, other than dividends or distributions from the Bank to the Company and regular quarterly dividends in the ordinary course of business on outstanding shares of Common Stock until the merger becomes effective;

•	enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contract except as specified in or in connection with the Merger Agreement;

•	increase the salary, wages or other benefits of employees except as specified in or in connection with the Merger Agreement;

•	enter into, adopt, modify or terminate, except as specified in or in connection with the Merger Agreement, any benefit plan for any current or former director, officer, employee or independent contractor of the Company or take any action to accelerate vesting thereunder;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien on, or discontinue any material amount of its assets, deposits, businesses or properties, except in the ordinary course of business consistent with past practice;

•	acquire any assets, business, properties or deposits of another person except in the ordinary and usual course of business consistent with past practice;

•	amend the corporate governance documents of the Company or the Bank;

•	implement or adopt any change in accounting principles, practices or methods except as may be required by GAAP;

•	enter into, amend, renew or terminate material contracts other than loans, except in the ordinary course of business consistent with past practice;

•	settle any claim, action or proceeding except those involving solely money damages in an amount not more than $100,000 and meeting the other conditions set forth in the Merger Agreement;

•	(1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means, consistent with past practice, to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur debt other than in the ordinary course of business consistent with past practice;

•	make any loan other than in the ordinary course of business consistent with lending policies and practices in effect on the date of the Merger Agreement or, make any commercial real estate loan in excess of $7,500,000 or any other loan in excess of $7,500,000;

•	(1) take any action that is reasonably likely to result in any of the Company’s representations or warranties being untrue in any material respect, any condition to the merger not being satisfied, or a material breach of any provision of the Merger Agreement, or (2) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company or would subject Popular, the Company or their respective subsidiaries to material regulation by a regulator that does not presently regulate such company or to regulation that is materially different from current regulation;

•	in general, take certain actions with respect to taxes outside the usual and ordinary course of business;

•	enter into, terminate, amend or grant any consent or waiver under, or fail to enforce, any contract with any related person or amend or modify in any material respect any part of the Company’s existing contracts with any related person;

•	make any capital expenditures in excess of amounts provided in the Merger Agreement, except in the ordinary course of business consistent with past practice; or

•	agree, commit to or enter into any agreement to take any of the actions discussed above.

In addition, during the period from the signing of the Merger Agreement until the merger becomes effective, Popular has agreed that it and each of its subsidiaries will not knowingly take any action reasonably likely to result in any of Popular’s representations and warranties becoming untrue, any of the conditions to the Merger Agreement not being satisfied, or a material breach of the Merger Agreement, except in each case, as may be required by applicable law.

No Solicitation of Acquisition Proposals

The Company has agreed that it will not, and it will cause its representatives, the Bank and each of their representatives not to, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the Merger Agreement. The Company has the right, however, to:

•	make any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors, failure to do so would be inconsistent with its obligations under applicable law;

•	provide information to, or engage in discussions or negotiations with, any person who has made a bona fide written acquisition proposal, which was received after the date of the Merger Agreement and before the Special Meeting, but which did not result from a breach of the non-solicitation provisions of the Merger Agreement, if (1) the acquisition proposal is a superior proposal, (2) the Company’s Board of Directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing information or engaging in negotiations or discussions, or making a recommendation is required under Delaware law in order to discharge their fiduciary duties, and (3) the Company has received a confidentiality agreement from the person making the superior proposal; and

•	recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if (1) the acquisition proposal is a superior proposal, (2) the Company’s Board of Directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing information or engaging in negotiations or discussions, or making a recommendation is required under Delaware law in order to discharge their fiduciary duties, and (3) the Company has received a confidentiality agreement from the person making the superior proposal.

A “superior proposal” is an acquisition proposal by a third party on terms that the Company’s Board of Directors determines in its good faith judgment, after consultation with its financial advisors and its legal advisors regarding the prospects for regulatory approval (the substance of which advice will be communicated to Popular), to be more favorable from a financial point of view to the Company’s stockholders than the merger and the other transactions contemplated by the Merger Agreement. In making this determination, the Company’s Board of Directors must consider the likelihood of completion of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of that proposal and any other relevant factors permitted under applicable law. The Company’s Board of Directors must also notify Popular that, absent action on the part of Popular, it would consider the third-party acquisition proposal to be a superior proposal and must give Popular at least five business days to respond to the third-party acquisition proposal. The Company’s Board of Directors must then consider any amendment or modification to the Merger Agreement proposed by Popular in response to this proposal in determining whether it is a superior proposal.

The Company has also agreed to:

•	terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date of the Merger Agreement;

•	advise Popular within 24 hours of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal; and

•	advise Popular of any developments, including any changes in the terms of the acquisition proposal, promptly upon the occurrence thereof.

Other Covenants

The Merger Agreement contains certain additional covenants, including covenants relating to:

•	preparation, filing and distribution of this Proxy Statement;

•	access to information and confidentiality;

•	public announcements;

•	consents, approvals and filings;

•	accounting and regulatory matters;

•	notice of developments; and

•	payment of incentive compensation to officers and employees of the Company, consistent with past practice, if the merger has not been consummated prior to July 31, 2004.

In addition, the Merger Agreement contains a general covenant requiring each party to use its commercially reasonable efforts in good faith to complete the merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger through the sixth anniversary of the effective time of the merger, Popular shall, or shall cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries against any costs or expenses arising out of actions or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the Company was entitled to indemnify its directors and officers under applicable law and the Company’s amended and restated certificate of incorporation and bylaws, as the same were in effect on the date of the Merger Agreement.

The Merger Agreement further provides that for three years after the effective time of the merger, Popular shall use its commercially reasonable efforts to provide (or cause the surviving corporation to provide) directors’ and officers’ liability insurance for claims occurring prior to the effective time of the merger covering each present and former director and officer of the Company and its subsidiaries. The annual cost of such insurance coverage shall not exceed 200% of the Company’s current premium level.

Treatment of Employee Stock Ownership Plan

The ESOP is a “leveraged ESOP” covering all of the Company’s employees, subject to eligibility. Under the ESOP, certain shares of Common Stock are allocated to participant accounts and other shares are held in a suspense account to secure a loan made by the Company to the ESOP to acquire the shares (the “ESOP Loan”). Under the ESOP, benefits generally become 100% vested after five years of vesting service. However, since the merger constitutes a change in control under the terms of the ESOP, the vesting of all benefits will be accelerated as a result of the merger. The Board of Directors has paid the ESOP Loan and amended the ESOP to provide for the allocation to participants’ accounts of all unallocated shares under the ESOP as of the day before the Record Date. Participants in the ESOP will be entitled to vote their allocated shares under the ESOP at the Special Meeting. Prior to the effective time of the merger, the ESOP will be terminated in accordance with its terms.

Other Employee Benefit Matters

The Company and Popular have agreed that, after completion of the merger:

•	Popular will provide former employees of the Company who remain employees of Popular or any of its subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Popular or its subsidiaries.

•

if employees of the Company become eligible to participate in a medical, dental or health plan of Popular, Popular shall use its commercially reasonable efforts to cause such plan to (i) waive any preexisting condition limitations to the extent that such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee to the extent such employee had satisfied any similar limitation or requirement under any analogous compensation plan prior to completion of the merger.

•	if requested by Popular at least 10 business days prior to completion of the merger, the Company will take, or cause to be taken, all actions necessary to (i) freeze or terminate its 401(k) plan, (ii) terminate its ESOP prior to completion of the merger, (ii) freeze benefit accruals under all of the Company’s nonqualified retirement plans, (iv) eliminate any provision under a nonqualified deferred compensation plan that would require creation and/or funding of a “rabbi trust” as a result of the transactions contemplated by the Merger Agreement, (v) make such other amendments to any nonqualified deferred compensation plan, provided that no such amendment shall adversely affect participants’ accrued benefits or distribution options in any respect, and/or (vi) freeze its cash balance plan effective as of the effective time of the merger (or such later time as required by applicable law).

•	Popular will take all commercially reasonable steps to allow participants in the Company’s 401(k) plan to “roll-over” to a 401(k) plan of Popular any distribution that is eligible to be rolled over.

•	upon determination that the ESOP is, at its termination, qualified under the Internal Revenue Code, Popular will distribute to each participant the balance in his or her account as promptly as practicable.

•	a participant in the Company’s deferred compensation plan may defer his or her 2004 incentive bonus payment under such plan in accordance with his or her previously-made election even if such bonus is actually paid after completion of the merger.

Termination of the Merger Agreement

At any time prior to completion of the merger, the Merger Agreement may be terminated under the following circumstances if the terminating party is authorized to do so by its board of directors:

•	by mutual consent of the Company and Popular;

•	by either Popular or the Company, if:

•	a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; and which breach, individually or in the aggregate with other such breaches, would cause a condition of the Merger Agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to complete the merger or the bank merger;

•	the merger is not completed on or before October 31, 2004;

•	the approval of any governmental authority required for completion of the merger or the bank merger has been denied by final non-appealable action of the governmental authority; or

•	stockholder approval of the Company has not been obtained upon a vote taken at the Special Meeting.

•	by Popular, if:

•	at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company’s Board of Directors fails to recommend that the stockholders adopt the Merger Agreement, withdraws its recommendation to adopt the Merger Agreement, or modifies or changes its recommendation in a manner adverse to the interests of Popular;

•	the Company’s Board of Directors provides information to, or engages in discussions or negotiations with, any person other than Popular that makes a bona fide written acquisition proposal after the date of the Merger Agreement; or

•	the Company’s Board of Directors recommends an acquisition proposal of any person other than Popular to its stockholders.

Termination Fees

The Company must pay to Popular a cash termination fee of $3,670,000 if the Merger Agreement is terminated:

•	by Popular because prior to the adoption of the Merger Agreement by the Company’s stockholders, (1) the Company’s Board of Directors fails to recommend that the stockholders adopt the Merger Agreement, withdraws its recommendation to adopt the Merger Agreement, or modifies or changes its recommendation in a manner adverse to the interests of Popular, or (2) the Company’s Board of Directors recommends an acquisition proposal to the Company’s stockholders; provided that Popular is not in material breach of any of its covenants or agreements such that the Company would be entitled to terminate the Merger Agreement;

•	by Popular or the Company because the required stockholder approval of the Company is not obtained upon a vote taken at a duly convened special meeting; provided that at any time after the date of the Merger Agreement and at or before the date of such special meeting an acquisition proposal by a person other than Popular or any of its subsidiaries was publicly announced with respect to the Company or any of its subsidiaries; or

•	by Popular because of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company of the breach; and which breach, individually or in the aggregate with other breaches, would cause a condition of the Merger Agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to complete the merger or the bank merger; provided that (1) at any time after the date of the Merger Agreement and before such termination a public proposal or acquisition proposal was communicated to the senior management or Board of Directors of the Company with respect to the Company or any of its subsidiaries, and (2) following the occurrence of such public proposal or acquisition proposal, the Company commits a breach, other than by an unintentional breach, as described above.

The Company must pay to Popular a subsequent termination fee of $11,020,000 upon the occurrence of:

•	the acquisition by any person (other than Popular or any of its subsidiaries) of beneficial ownership of 25% or more of the then outstanding Common Stock of the Company; or

•	the Company or any of its subsidiaries having entered, without having received Popular’s prior written consent, into an agreement to engage in an acquisition transaction with any person other than Popular or the Company’s Board of Directors having recommended that the stockholders approve or accept any acquisition transaction with any person other than Popular.

However, the subsequent termination fee is not payable if a fee termination event has occurred prior to the occurrence of a fee payment event.

A “fee termination event” is any of the following events:

•	the effective time of the merger;

•

the termination of the Merger Agreement in accordance with its terms prior to the occurrence of any of the “tolling events” listed below, except if the Merger Agreement is terminated by Popular due to a breach by the

Company that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	upon the lapse of 18 months after the termination of the Merger Agreement by Popular after a “tolling event” or due to a breach by the Company that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

A “tolling event” occurs when:

•	the Company agrees, without the consent of Popular, to enter into an acquisition transaction with a person other than Popular;

•	the Company or its Board of Directors recommends that the Company enter into an “acquisition transaction” with a third party, without Popular’s prior written consent;

•	a person other than Popular acquires or obtains the right to acquire 15% or more of the Company’s outstanding shares of Common Stock;

•	the Company’s stockholders fail to adopt the merger or the Special Meeting is not held and a proposal to engage in an “acquisition transaction” with a third party is publicly announced;

•	the Company’s Board of Directors withdraws, modifies or qualifies its recommendation with respect to the merger, or the Company proposes, authorizes or recommends an agreement to engage in an “acquisition transaction” with a third party;

•	any person other than Popular or one of its subsidiaries files with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would result in an acquisition transaction with the Company, or if any person files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer;

•	the Company willfully breaches a covenant or obligation of the Merger Agreement in anticipation of an “acquisition transaction” and the breach entitles Popular to terminate the Merger Agreement; or

•	any person other than Popular files an application or notice with any regulators or antitrust authority regarding an “acquisition transaction.”

An “acquisition transaction” for purposes of a “tolling event” is (i) a merger or any similar transaction, (ii) a purchase, lease or other acquisition of 25% or more of the assets of the Company or any of its subsidiaries, or (iii) a purchase of securities representing 15% or more of the Company’s voting power.

The payment of this fee is in addition to any other rights that Popular has under the Merger Agreement or otherwise.

Expenses

The Merger Agreement provides that each party will bear all costs and expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Waiver; Amendment

Before the merger is completed, any provision of the Merger Agreement may be waived by the party benefited by such provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the Merger Agreement. After the Company’s stockholders adopt the Merger Agreement, however, no amendment or modification may be made that under applicable law would require further approval of the stockholders without obtaining the required further approval.

Interests of Certain Persons in the Merger

Directors and Executive Officers

Some of the Company’s management and directors may have interests in the merger that are in addition to or different from the interests of the Company’s stockholders. Our Board of Directors was aware of these interests and considered them in approving the Merger Agreement. As described below, the Company’s directors and executive officers have the following additional interests in the merger.

Employment and Change in Control Agreements

Employment Agreements. Mr. McGill’s current employment agreement with the Bank expires in June 30, 2006 and his employment agreement with the Company extends, unless earlier terminated, one day each day until such time as the Company’s Board of Directors or Mr. McGill elects not to extend the term of the employment agreement by giving written notice to the other party, in which case the term of the employment agreement will be fixed and will end on the third anniversary date of the written notice.

Under both employment agreements, the merger constitutes a “change in control” of the Bank and the Company, and, as a result, Mr. McGill will, under certain circumstances, be entitled to receive an aggregate payment equal to the greater of: (i) the payments due for the remaining term of his employment agreement; or (ii) three times his average annual compensation for the three preceding taxable years, including bonuses and any other cash compensation paid or to be paid to Mr. McGill during such years, and the amount of any contributions made or to be made to any employee benefit plan. The Bank and the Company will also continue his health and disability coverage for the remaining unexpired term of his employment agreements to the extent allowed by the plans or policies maintained by the Company or the Bank. Based upon Mr. McGill’s current salary, bonuses, cash in lieu of perquisites and participation in certain benefit plans, the aggregate payment payable to Mr. McGill pursuant to his employment agreements is approximately $2,148,206, plus other cash and non-cash benefits provided for under his employment agreements.

Change in Control Agreements. Each of Dwight L. Wilson, Harold L. Rams, Kathryn M. Hennigan, Hank H. Kadowaki, Robert C. Teeling, Jerold S. Perisho, Elizabeth A. Conrado and Teresa A. Thompson (each, an “Executive”) has a change in control agreement with the Bank and the Company providing for a two-year term. The term of each Executive’s change in control agreement with the Bank expires on June 30, 2005. The term of each Executive’s change in control agreement with the Company extends for one day each day until such time as the Board of Directors or the Executive elects not to extend the term of the change in control agreement by giving written notice to the other party, in which case the term of the change in control agreement will be fixed and will end on the second anniversary date of the written notice. Under the change in control agreements, the merger constitutes a “change in control” and each Executive will, upon the earlier to occur of a termination of such Executive’s employment or April 1, 2005, be entitled to receive an aggregate payment from the Bank and the Company equal to two times the Executive’s average annual salary for the two preceding taxable years, including bonuses and any other cash compensation paid or to be paid to the Executive during such years and the amount of any contributions made or to be made to any employee benefit plan.

The Bank and the Company will also continue each Executive’s life, health and disability coverage for the remaining unexpired term of the Executive’s change in control agreement to the extent allowed by the plans or policies maintained by the Company or Bank. Based upon each Executive’s current salary, bonuses, cash in lieu of perquisites and participation in certain benefit plans, the amounts payable pursuant to the change in control agreements to each of Mr. Wilson, Mr. Rams, Ms. Hennigan, Mr. Kadowaki, Mr. Teeling, Mr. Perisho, Ms. Conrado and Ms. Thompson will be approximately $714,595, $475,125, $597,547, $401,584, $491,569, $382,782, $344,835, and $355,544, respectively, plus other cash and non-cash benefits provided for under each Executive’s change in control agreements.

Accelerated Vesting of Options

As a result of the merger, which constitutes a change in control under all of the Company’s equity incentive plans, the vesting of all unvested stock options is accelerated and such options become exercisable. Upon completion of the merger, each option holder will receive an amount equal to the excess of $55.00 in cash over the exercise price for such option, multiplied by the number of shares subject to such option. These options will automatically be cancelled upon completion of the merger.

The following table sets forth the number of options to acquire shares of Common Stock and the weighted average exercise price of the options held by each director and executive officer of the Company.

Name	Options (#)	Weighted Average Exercise Price ($)
Directors
J.L. Thomas	52,209	$25.542
Frederic R. McGill*	198,375	$16.762
David S. Engelman	10,000	$36.181
Alfred J. Gobar	5,000	$41.210
Wayne L. Harvey	30,313	$22.596
David K. Leichtfuss	30,313	$22.596
Edward L. Miller	5,000	$41.210

Executive Officers
Dwight L. Wilson	47,775	$21.565
Kathryn M. Hennigan	46,575	$21.059
Harold L. Rams	39,575	$21.965
Hank H. Kadowaki	58,475	$19.418
Elizabeth A. Conrado	15,750	$32.409
Jerold S. Perisho	17,825	$28.967
Robert C. Teeling	30,825	$23.793
Teresa A. Thompson	11,150	$38.336

*	Mr. McGill is also an executive officer of the Company.

Indemnification; Directors’ and Officers’ Insurance

Popular shall, or shall cause the surviving corporation to, for a period of six years following the merger, indemnify the past and present officers and directors of the Company and its subsidiaries to the fullest extent permitted under applicable law and the Company’s amended and restated certificate of incorporation and bylaws for serving in their capacities as such, and has agreed to maintain their directors’ and officers’ liability insurance coverage for three years following the merger. See “—Indemnification; Directors’ and Officers’ Insurance” on page     .

Smith Banking Consultants, Inc.

Contingent upon consummation of the merger, we have agreed to pay an aggregate transaction fee of $830,000 to Smith Banking. As of the date of this Proxy Statement, we had paid Smith Banking a separate fee of $250,000 in connection with its rendering of an opinion as to fairness of the transaction from a financial point of view. In addition, we have agreed to reimburse Smith Banking for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services to the Company. We have agreed to indemnify Smith Banking and its affiliates for claims arising out of its engagement unless such claims are found in a final adjudication to have resulted primarily from Smith Banking’s negligence or willful misconduct.

Hovde Financial LLC

Contingent upon consummation of the merger, we have agreed to pay Hovde an aggregate transaction fee equal to 0.60% of the aggregate merger consideration, which, at a per share consideration of $55.00, amounts to $2,160,000. In addition, we have agreed to reimburse Hovde for its reasonable out-of-pocket expenses incurred in connection with its services. We have agreed to indemnify Hovde and its affiliates for claims arising out of its engagement unless such claims are found in a final adjudication to have resulted primarily from Hovde’s gross negligence or willful misconduct.

ESOP

In connection with the merger, our Board of Directors has amended the ESOP to provide for the allocation to participants’ accounts of all unallocated shares as of the day before the Record Date.

Voting and Support Agreements

In connection with the execution of the Merger Agreement, each of the directors and certain executive officers of the Company entered into a voting and support agreement with Popular. Under these agreements, these individuals agreed to vote all of their shares of Common Stock entitled to vote at the Special Meeting in the following manner:

•	in favor of adoption of the Merger Agreement;

•	against any action or agreement that would breach the Merger Agreement or the voting and support agreement; and

•	against any competing acquisition proposal.

Pursuant to the voting and support agreements, these individuals also agreed to grant Popular a proxy to vote the shares covered by the voting and support agreement and further agreed not to sell, transfer or otherwise dispose of their shares of Common Stock prior to the Special Meeting called to adopt the Merger Agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the termination of the Merger Agreement in accordance with its terms or the mutual written consent of the parties to the voting and support agreements. These individuals collectively have agreed to vote, as of the Record Date of the Special Meeting,              shares, or approximately     % of the Common Stock eligible to vote. We urge you to read the form of voting and support agreement carefully and in its entirety for a more complete understanding of the voting and support agreement. The complete text of the form of voting and support agreement is attached to this Proxy Statement as Appendix D and is incorporated by reference into this Proxy Statement.

Material Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences applicable to holders of Common Stock of the merger and is for general information only. This discussion is based on the currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the existing and proposed Treasury regulations thereunder, and current administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger to the Company’s stockholders. This discussion applies only to stockholders that hold their shares of Common Stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders that are subject to special tax rules, such as:

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	stockholders who acquired their shares of Common Stock as part of an integrated transaction, such as a “straddle” or as part of a “hedging” or “conversion” or other risk-reduction transaction;

•	stockholders who have a “functional currency” other than the U.S. dollar;

•	stockholders who are persons other than U.S. holders, as defined below;

•	stockholders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	stockholders who acquired their shares of Common Stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this Proxy Statement does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Your particular tax consequences will depend upon the facts and circumstances applicable to you. Accordingly, we urge you to consult your own tax advisor to determine the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and any possible changes in those laws.

For purposes of this discussion, you are a “U.S. holder” if you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Consequences of the Merger

The receipt of cash in exchange for shares of the Company’s Common Stock in the merger or pursuant to the exercise of appraisal rights will generally be a taxable transaction for federal income tax purposes. Your gain or loss per share will be equal to the difference between the per share cash consideration and your adjusted tax basis per share in the Common Stock. Your gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if you have held the Common Stock for more than 12 months prior to completion of the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%. Capital losses may be used to offset ordinary income only to a limited extent.

Information Reporting and Backup Withholding

You may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger or received upon the exercise of appraisal rights, unless you (a) provide a correct taxpayer identification number, or TIN, in the manner required or (b) are a corporation or other exempt recipient and, when required, demonstrate this fact. To prevent the possibility of backup withholding, you must provide the paying agent with your correct TIN by completing a Form W-9 or Substitute Form W-9. If you do not provide the paying agent with your correct TIN, you may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against your federal income tax liability, provided the required documentation is presented and the necessary procedures followed.

Regulatory Approvals

In connection with the merger, the Company and Popular will be required to make a number of filings with and obtain a number of written approvals from various federal and state governmental agencies, including:

•	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the Merger Agreement by the Company’s stockholders; and

•	filing applications for approval of the transaction with the Board of Governors of the Federal Reserve System and the New York State Banking Department.

Each of these regulatory filings will be submitted to the appropriate regulator. Although Popular and the Company do not know of any reason why they would not obtain these regulatory approvals in a timely manner, neither the Company nor Popular can provide any assurance as to when it will obtain these approvals or whether they will be able to obtain these approvals.

Accounting Treatment

Popular will account for the merger in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this method of accounting:

•	the assets and liabilities of the Company, including all intangible assets, will be recorded by Popular at their respective fair market values;

•	all intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangible assets with indefinite lives;

•	goodwill and those intangible assets with indefinite lives will be tested for impairment at least annually, as prescribed by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets; and

•	the financial position, results of operations and cash flows of the Company will be included in Popular’s financial statements prospectively as of the date of completion of the merger.

Delisting and Deregistering of the Company’s Common Stock

The Company’s Common Stock is currently listed and traded on the Nasdaq National Market System under the symbol “QCBC.” Upon completion of the merger, the Common Stock will be delisted from the Nasdaq National Market System and deregistered under applicable securities laws.

DISSENTERS’ RIGHTS OF APPRAISAL

Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Common Stock held by a holder who does not vote to adopt the Merger Agreement and complies with all of the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, concerning the right to dissent from the merger and require payment of fair value shall not be converted into the right to receive the merger consideration pursuant to the Merger Agreement, but the holder shall only be entitled to the right to receive such consideration as may be determined to be due to such holder pursuant to the DGCL. If a holder of shares of Common Stock who demands appraisal of such shares under the DGCL withdraws his or her demand or fails to perfect or otherwise loses his or her right of appraisal, his or her shares will be deemed to be converted as of the effective time of the merger into the right to receive the merger consideration.

The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this Proxy Statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder’s rights under Section 262.

If a stockholder of the Company:

•	files a written notice of demand for appraisal with the Company stating the stockholder’s intention to exercise rights to appraisal of shares prior to the Special Meeting,

•	does not vote in favor of the merger proposal,

•	continuously holds the dissenting shares from the date that the demand for appraisal was made through the effective time of the merger, and

•	follows the procedures set forth in Section 262 of the DGCL,

then the stockholder will be entitled to be paid the fair value of the shares of Common Stock as to which appraisal rights have been perfected. Failure to vote against the proposal will not waive a stockholder’s appraisal rights. Neither voting against (in person or by proxy), abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement by itself will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand must be in addition to and separate from any proxy or vote.

The fair value of shares of Common Stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Common Stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the “dissenting shares.” Appraisal rights are available only to the record holder of shares. If a stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the stockholder should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect such stockholder’s appraisal rights.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent of the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

If a stockholder demands appraisal of its shares under Section 262 and fails to perfect, or effectively withdraws or loses, its right to appraisal, the stockholder’s shares will be converted into a right to receive the merger consideration in accordance with the terms of the Merger Agreement.

Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	the dissenting shares are voted in favor of adoption of the Merger Agreement;

•	neither the Company nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the dissenting stockholder delivers to the Company within 60 days of the effective date of the merger, or thereafter with the Company’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

Within 10 days after the effective date of the merger, the Company must mail a notice to all stockholders who have complied with the procedures described above, notifying stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Common Stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from the Company a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event a stockholder will be entitled to receive the merger consideration with respect to the dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262, if you are considering objecting to the merger, you should consult your personal legal advisor.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Due to the contemplated consummation of the merger, the Company does not currently expect to hold a 2004 Annual Meeting of Stockholders, as the Company’s Common Stock will be delisted and deregistered and will no longer be publicly traded after the merger. If the merger is not consummated and we subsequently call an annual meeting to elect directors, we will announce the deadline for receipt of a stockholder proposal for the annual meeting within a reasonable time before we begin to print and mail our proxy materials for such meeting. In such a case, any stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s proxy solicitation materials relating to the Company’s 2004 Annual Meeting of Stockholders must give notice of such proposal in writing to the Corporate Secretary of the Company at its principal executive offices and such notice must be received on or before June 12, 2004. The notice must comply with Section 6 of Article I of the Company’s bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), which section requires that the notice contain a brief description of such proposal and the reason for conducting such business at the annual meeting, the name and address, as they appear on the Company’s books, of the stockholder making such proposal, the number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in such proposal. The Board of Directors will review proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its proxy solicitation materials for the 2004 Annual Meeting of Stockholders. An eligible stockholder is one who upon submission of the proposal is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to vote at the 2004 Annual Meeting of Stockholders, who has held such securities for at least one year and who shall continue to own such securities through the date on which the meeting is held.

If a stockholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2004 Annual Meeting of Stockholders, then in addition to any other applicable requirements, such stockholder must give timely written notice of the matter to the Corporate Secretary of the Company. To be timely, the written notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 90 days prior to the date of the 2004 Annual Meeting of Stockholders, provided that, in the event that less than 100 days’ notice or prior disclosure of the date of the 2004 Annual Meeting of Stockholders is given or made to stockholders, a stockholder’s notice will be timely if received not later than the tenth day following the day on which such notice of the date of the 2004 Annual Meeting of Stockholders is mailed or such public disclosure is made. No proposals were received by the Company as of the date of mailing of this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by law, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Copies of the Company’s SEC filings are available without charge to stockholders upon written request addressed to Kathryn M. Hennigan, Corporate Secretary, Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.

TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS BEFORE THE SPECIAL MEETING OF STOCKHOLDERS, ANY REQUEST SHOULD BE MADE BY                     , 2004 (which is five business days before the date of the Special Meeting).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

In December, 2000, the SEC adopted rules concerning the delivery of annual reports and proxy statements. The rules permit the Company to send a single set of the annual report and the proxy statement to any household at which two or more stockholders reside if the Company believes they are members of the same family. Each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive and reduces the Company’s expenses. The Company has not yet implemented these householding rules with respect to its record holders; however, a limited number of brokerage firms have already instituted householding, which may impact certain beneficial owners of the Company’s Common Stock. If your family holds Common Stock in multiple accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this Proxy Statement, or wish to revoke your decision to household, and thereby receive multiple reports. In addition, if you have previously consented to householding and desire to receive a separate copy of this Proxy Statement you may also contact the Company at the address and telephone number listed on page      of this Proxy Statement.

If the merger is not consummated and the Company decides to institute householding procedures in the future, you will be sent a separate written notice which will further explain the details of householding. However, even after implementation of householding procedures, upon your written or oral request, the Company will deliver a separate copy of the annual report or proxy statement, as the case may be, to you at a shared address to which a single copy of the document was delivered.

By order of the Board of Directors

KATHRYN M. HENNIGAN

Corporate Secretary

Whittier, California

April     , 2004

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of March 18, 2004

between

Quaker City Bancorp, Inc.

and

Popular, Inc.

TABLE OF CONTENTS

Page

ARTICLE I

Certain Definitions; Interpretation

1.01	Certain Definitions	A-1
1.02	Interpretation	A-9

ARTICLE II

The Merger

2.01	The Merger	A-9
2.02	Effective Time	A-10
2.03	Closing	A-10
2.04	The Bank Merger	A-11
2.05	Reservation of Right to Revise Structure	A-11

ARTICLE III

Consideration

3.01	Effect on Capital Stock	A-11
3.02	Rights as Stockholders; Stock Transfers	A-12
3.03	Payment for Shares	A-12
3.04	Dissenting Stockholders	A-13
3.05	Company Stock Options	A-13

ARTICLE IV

Actions Pending the Merger

4.01	Forbearances of the Company	A-14
4.02	Forbearances of the Acquiror	A-18

ARTICLE V

Representations and Warranties

5.01	Disclosure Schedules	A-18
5.02	Standard	A-18
5.03	Representations and Warranties of the Company	A-19
5.04	Representations and Warranties of the Acquiror	A-34

-i-

-ii-

Page
9.09	Waiver of Jury Trial	A-54

EXHIBIT A	List of Persons to Execute Voting Agreements
EXHIBIT B	Form of Voting Agreement

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2004 (this “Agreement”), by and between Quaker City Bancorp, Inc. (the “Company”) and Popular, Inc. (the “Acquiror”).

RECITALS

A. The Company. The Company is a Delaware corporation having its principal place of business in Whittier, California.

B. The Acquiror. The Acquiror is a Puerto Rico corporation having its principal place of business in San Juan, Puerto Rico.

C. Acquiror Sub. Acquiror Sub (“Acquiror Sub”) will be a Delaware corporation and a direct or indirect wholly owned subsidiary of Acquiror that will have been organized as of the Closing Date for the purpose of effecting the Merger in accordance with this Agreement.

D. The Merger. On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation.

E. Voting Agreements. The stockholders of the Company identified on Exhibit A have agreed to execute a Voting and Support Agreement in substantially the form of Exhibit B (the “Voting Agreement”).

F. Board Action. The respective Boards of Directors of each of the Company and the Acquiror have adopted resolutions approving this Agreement and the transactions contemplated by this Agreement, in the case of the Company Board, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”) and in furtherance of the Company’s business strategies and goals, and in the case of Acquiror Sub, its Board of Directors will declare the advisability of this Agreement in accordance with the DGCL in furtherance of Acquiror Sub’s business strategy and goals.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows.

ARTICLE I

Certain Definitions; Interpretation

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

“401(k) Plan” means the Quaker City Bancorp, Inc. Savings 401(k) Plan, as amended.

“Acquiror” has the meaning assigned in the preamble to this Agreement.

“Acquiror Sub” has the meaning assigned in Recital C.

“Acquiror Subsidiary” has the meaning assigned in Section 8.03(a)(i)(2).

“Acquisition Proposal” has the meaning assigned in Section 6.06.

“Acquisition Transaction” means (x) a merger or consolidation, or any similar transaction, involving the Company or any of its Subsidiaries, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of the Company or any of its Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of the Company or any of its Subsidiaries.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Applicable Law” means, with respect to the conduct of a business, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including applicable fair lending laws and other laws relating to discriminatory business practices, laws relating to consumer lending and other consumer business practices, privacy laws, the USA PATRIOT Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, supervisory guidance relating to credit card operations, and the Sarbanes-Oxley Act of 2002, in each case as in effect and applicable to such business.

“Bank” has the meaning assigned in Section 2.04.

“Bank Merger” has the meaning assigned in Section 2.04.

“beneficial ownership” has the meaning assigned thereto in Rule 13d-3 promulgated under the Exchange Act.

“business day” means any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the States of Delaware or California are closed, and, in addition, only in the case of any performance or notice to or consent by the Acquiror as provided for in this Agreement, any day on which the Secretary of State of the Commonwealth of Puerto Rico is closed.

“Bylaws” has the meaning assigned in Section 2.01(c).

“Cash Balance Plan” means the Quaker City Bank Employees’ Retirement Income Plan, as amended and restated effective as of January 1, 2000.

“Certificate of Incorporation” has the meaning assigned in Section 2.01(b).

“CIC Benefits Continuation” has the meaning assigned in Section 6.12(e).

“Closing Date” has the meaning assigned in Section 2.02.

“COBRA” has the meaning assigned in Section 6.12(e).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning assigned in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company IP Rights” has the meaning assigned in Section 5.03(x).

“Company Meeting” has the meaning assigned in Section 6.02.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Related Person” means any person (or family member of such person) (1) that directly or indirectly controls the Company, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a “Material Interest”) in the Company or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“Company Reports” has the meaning assigned in Section 5.03(j).

“Company Requisite Vote” has the meaning assigned in Section 5.03(e).

“Company SEC Documents” has the meaning assigned in Section 5.03(g).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Award” has the meaning assigned in Section 3.05.

“Company Stock Option” means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

“Company Stock Plans” has the meaning assigned in Section 5.03(b).

“Compensation Plans” has the meaning assigned in Section 5.03(o).

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Acquiror, dated January 26, 2004.

“Consideration” has the meaning assigned in Section 3.01(a).

“Constitutive Documents” means with respect to any juridical person, such person’s articles or certificate of incorporation and its bylaws, or similar constitutive documents.

“Contract” means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning assigned in Section 6.10(a).

“CRA” means the Community Reinvestment Act of 1977.

“DGCL” has the meaning assigned in Recital F.

“Deferred Compensation Plan” means the Company’s Deferred Compensation Plan, amended and restated as of March 30, 1999.

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenters’ Shares” means shares of Company Common Stock the holders of which are Dissenting Stockholders.

“Dissenting Stockholder” means any record holder or beneficial owner of shares of Company Common Stock who complies with all provisions of the DGCL (including all provisions of Section 262 of the DGCL) concerning the right of holders of Company Common Stock to dissent from the Merger and obtain fair value for their shares.

“Effective Time” means the date and time at which the Merger becomes effective.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has, with respect to any person, the meaning assigned in Section 5.03(o).

“ERISA Plans” has the meaning assigned in Section 5.03(o).

“ESOP” means the Company’s Employee Stock Ownership Plan amended effective January 1, 2001.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fee Payment Event” has the meaning assigned in Section 8.03(ii).

“Fee Termination Event” has the meaning assigned in Section 8.03(b).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, black mold, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law.

“Indemnifiable Claim” has the meaning assigned in Section 6.10(a).

“Indemnified Party” has the meaning assigned in Section 6.10(a).

“Initial Termination Fee” has the meaning assigned in Section 8.03(a)(i).

“Insurance Amount” has the meaning assigned in Section 6.10(b).

“Insurance Policies” has the meaning assigned in Section 5.03(v).

“Intellectual Property Rights” shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

“IRS” means the United States Internal Revenue Service.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, Right or encumbrance of any nature whatsoever.

“Listed Termination” has the meaning assigned in Section 8.03(c).

“Loans” means loans, other extensions of credit (including in the form of leases or guaranties), commitments to extend credit and other similar assets.

“Material Adverse Effect” means, with respect to the Acquiror or the Company, any effect that: (1) is materially adverse to the financial position, results of operations, stockholders’ equity, prospects, operations or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than effects resulting from (A) changes in generally accepted accounting principles generally applicable to savings and loan holding companies or bank holding companies, respectively, in the United States, (B) changes resulting primarily from changes in banking laws or regulations (or interpretations thereof) of general applicability in the United States, (C) changes in general economic conditions or conditions generally affecting the banking industry, provided in the case of each of (A), (B) and (C) that such changes do not have a materially more adverse effect on such party than that experienced by similarly situated banks and savings and loan companies, including changes in interest rates, (D) actions taken or not taken by such party required pursuant to the terms of this Agreement or upon the request of the other party(ies) to this Agreement, and (E) changes in the

Company’s stock price in and of themselves; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

“Material Interest” has the meaning assigned in the definition of Company Related Person.

“Merger” has the meaning assigned in Section 2.01(a).

“Multiemployer Plan” means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NYSBD” means the New York State Banking Department.

“OCC” has the meaning assigned in Section 5.03(j).

“OTS” means the Office of Thrift Supervision.

“Paying Agent” has the meaning assigned in Section 3.03.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has, with respect to any person, the meaning assigned in Section 5.03(o).

“Permitted Termination Date” has the meaning assigned in Section 8.01(c).

“person” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means, with respect to the Company or the Acquiror, information set forth in such party’s Disclosure Schedule in a paragraph or section identified therein as corresponding to the provision of this Agreement in respect of which such information has been so set forth.

“Proxy Statement” has the meaning assigned in Section 6.03.

“Public Proposal” has the meaning assigned in Section 8.03(a)(i)(2).

“REBEP” means the Retirement Benefit Equalization Plan of the Company, effective January 1, 2000.

“representatives” means, with respect to any person, such person’s directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Risk Management Contract” has the meaning assigned in Section 5.03(s).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Subsequent Termination Fee” has the meaning assigned in Section 8.03(a)(ii).

“Subsidiary” includes either a “subsidiary” as defined in Rule 1-02 of Regulation S-X of the SEC or a “subsidiary” as defined in Sections 225.2(o) and 583.23 of Title Twelve of the Code of Federal Regulations.

“Superior Proposal” has the meaning assigned in Section 6.06.

“Surviving Corporation” has the meaning assigned in Section 2.01(a).

“Takeover Laws” has the meaning assigned in Section 5.03(e).

“Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

“Tax Returns” means all reports, certifications and returns (including any attachments, required or otherwise) required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries by the Code or any similar foreign, state or local law (including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements).

“Tolling Event” has the meaning assigned in Section 8.03(d).

“Treasury Shares” means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries other than shares held (1) in a fiduciary capacity that are beneficially owned by third persons, including shares held in trust accounts and managed accounts, (2) in respect of a debt previously contracted or (3) in connection with obligations and future obligations under the Deferred Compensation Plan and the ESOP.

“Voting Agreement” has the meaning assigned in Recital E.

1.02 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Exhibits or Schedules, such reference shall be to a Recital in, Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transactions contemplated by this Agreement” include the Merger and the Bank Merger as well as the other transactions contemplated hereby and shall be deemed to include a reference to the transactions contemplated by the Voting Agreements. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its commercially reasonable efforts to cause its other affiliates to take, appropriate action in connection therewith. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation. References to “knowledge” of a person means knowledge after reasonable diligence in the circumstances. All references to “dollars” or “$” mean the lawful currency of the United States. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

ARTICLE II

The Merger

2.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

(a) Structure and Effects of the Merger. Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving

Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

(b) Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Acquiror, Acquiror Sub or any holder of any shares of capital stock of the Company as in effect at the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), until duly amended in accordance with the terms thereof and the DGCL.

(c) Bylaws. The bylaws of the Surviving Corporation (the “Bylaws”) will be the bylaws of the Acquiror Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

(d) Directors. The directors of the Surviving Corporation will be the directors of Acquiror Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

(e) Officers. The officers of the Surviving Corporation will be the officers of Acquiror Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws

2.02 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on a day within five business days after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or (2) on such date as the parties may agree in writing (the “Closing Date”).

2.03 Closing. The closing of the Merger shall take place at 10:00 a.m., California time, on the Closing Date at the offices of Gibson, Dunn & Crutcher LLP, Jamboree Center, 4 Park Plaza, Irvine, California, or at such other time and place as the parties shall agree.

2.04 The Bank Merger. After the Merger, Quaker City Bank (the “Bank”), a federally chartered savings association and wholly owned Subsidiary of the Company, shall be merged with and into Banco Poplar North America, a New York state-chartered bank and wholly owned Subsidiary of the Acquiror, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations (the “Bank Merger”).

2.05 Reservation of Right to Revise Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, the Acquiror may revise the structure of the Merger or otherwise revise the method of effecting the acquisition of the Company by the Acquiror, including by providing for (a) the Company to be merged with and into Acquiror Sub (with Acquiror Sub surviving) or a directly or indirectly wholly owned subsidiary of the Acquiror other than Acquiror Sub or (b) a directly or indirectly wholly owned subsidiary of the Acquiror other than Acquiror Sub to be merged with and into the Company; provided, however, that (1) such revision does not reduce the value or nature of the Consideration or payment of any other amounts contemplated by this Agreement and (2) such revised structure or method is reasonably capable of consummation without significant delay (and in no event in excess of a thirty (30) day delay) in relation to the structure contemplated herein. In the event the Acquiror makes such an election, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III

Consideration

3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters’ Shares) shall be converted into the right to receive $55.00 in cash consideration (the “Consideration”), without interest thereon. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the right to receive the Consideration pursuant to this Section 3.01(a).

(b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Treasury and Dissenters’ Shares. Each share of Company Common Stock held as Treasury Shares (which, for the avoidance of doubt, does not include shares of Company Common Stock owned directly or indirectly by the Company in connection with obligations and future obligations under the Deferred Compensation Plan and the ESOP) or Dissenters’ Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and, except as set forth in Section 3.04 with respect to Dissenters’ Shares, no consideration shall be issued in exchange therefor.

3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters’ Shares, if applicable) shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (other than Dissenters’ Shares, if applicable).

3.03 Payment for Shares. At or prior to the Effective Time, the Acquiror shall make available or cause to be made available to such bank as it shall appoint (which bank shall be reasonably acceptable to the Company), as paying agent (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of all shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Reasonably promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Consideration to which such person is entitled, after giving effect to any required Tax withholdings. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such Tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving

Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

3.04 Dissenting Stockholders. (a) Notwithstanding any provision of this Agreement to the contrary, Dissenters’ Shares shall not be converted into the right to receive the Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Consideration, without any interest thereon.

(b) The Company shall give the Acquiror (1) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Acquiror, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

3.05 Company Stock Options. At the Effective Time, each unexercised Company Stock Option, stock appreciation right, phantom stock, stock grant, stock award or other similar equity-based award (“Company Stock Award”) then outstanding, whether vested or unvested, without any action on the part of the holder, shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Consideration over the applicable exercise price per share, if any, of such Company Stock Award and (2) the applicable number of shares of Company Common Stock subject to such Company Stock Award as of immediately prior to the Effective Time; provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld under applicable law. As a condition to payment, each holder shall deliver to the Acquiror an acknowledgement and waiver (in form and substance reasonably to be mutually agreed by the Acquiror and the Company prior to the Effective Time) that (i) confirms the cash amount to which the holder is entitled under such holder’s Company Stock Awards and (ii) releases the Company, the Acquiror and their respective officers and directors from any and all claims relating to the Company Stock Awards upon payment of the cash amount due. Each Company Stock Award will be cancelled and shall cease to exist automatically as of the Effective Time. Prior to the Effective Time, the Company shall take all necessary actions required to effect the foregoing, including obtaining resolutions of the Company Board, of the board of directors of the Bank or of a committee established under a Company Stock Plan, if applicable, to effect the foregoing.

ARTICLE IV

Actions Pending the Merger

4.01 Forbearances of the Company. From the date hereof until the Effective Time, the Company agrees, except as expressly provided in this Agreement or in each case as may be required by applicable law, without the prior written consent of an officer of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates; take any action that would reasonably be expected to have a Material Adverse Effect upon the Company.

(b) Operations. Enter into any material new line of business or change its material lending, investment, underwriting, risk and asset/liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (2) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock or any other capital security of the Company, (4) effect any recapitalization, reclassification, stock split, reverse stock split, or similar change in capitalization, or (5) enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Stock to vote any shares of Company Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d) Subsidiaries. Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary of the Company.

(e) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than regular quarterly dividends in the ordinary course of business on outstanding shares of Company Common Stock through the Effective Time, in each instance in an amount not to exceed $0.20 per share, or dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company, on or in respect of, or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(f) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, (3) for merit-based salary increases for non-executive employees in the ordinary course of business and consistent with past practice or other annual salary increases in the ordinary course of business and consistent with past practice, or (4) for employment arrangements for newly hired non-executive officer and non-management level employees in the ordinary and usual course of business consistent with past practice, provided that any such Contract shall not include any provision providing for payments to, or the conferring of other benefits on, the person arising from a change of control of the Company.

(g) Benefit Plans. Other than the Previously Disclosed amendments to the ESOP, the Deferred Compensation Plan and the REBEP, enter into, establish, adopt, amend, modify or terminate any bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock based, incentive, stock bonus, stock purchase, restricted stock, stock appreciation, stock option, medical, dental, disability, health or life plan, or any other employee benefit and fringe benefit plan, Contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees, independent contractors or directors or any beneficiary or dependent of any of the foregoing, including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof or (3) to make, by or before July 31, 2004, incentive compensation payments to officers and employees consistent with past practice and as accrued to such date in an amount in the aggregate not to exceed $1,250,000.

(h) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any material portion of, its assets, deposits, business or properties, except (1) pursuant to

Previously Disclosed Contracts existing on the date hereof, or (2) for sales of Loans, debt securities or similar investments in the ordinary and usual course of business consistent with past practice.

(i) Acquisitions. Other than in the ordinary and usual course of business consistent with past practice, acquire any assets, business, properties or deposits of another person, except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) by way of foreclosures in satisfaction of debts previously contracted in good faith.

(j) Constitutive Documents. Amend (or suffer to be amended) the Constitutive Documents of the Company or any of its Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles.

(l) Contracts. Except in the ordinary course of business consistent with past practice, (1) enter into, amend, renew or terminate any material Contract or any other Contract that provides for either (A) aggregate payments of $250,000 or more per annum or (B) a term exceeding one year or (2) amend or modify in any material respect any of its existing material Contracts, it being understood that this clause (l) shall not govern the entering into, amendment, renewal or termination of any Loan.

(m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $100,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

(n) Risk Management. (1) Implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means, consistent with past practice, to avoid any material increase in its aggregate exposure to interest rate risk.

(o) Indebtedness. Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(p) Loans. (1) Make any Loan other than in the ordinary course of business consistent with lending policies and practices as in effect on the date hereof; or (2) make any commercial real estate Loan in excess of $7,500,000, or any other Loan in excess of $7,500,000; provided that the Company or any of its Subsidiaries may make any such Loan in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or its designated representative a notice of its intention to make such Loan and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such Loan by giving notice of such objection within five business days following the actual receipt by the Acquiror of the applicable notice of intention.

(q) Adverse Actions. (1) Subject to Section 6.06, take any action that is intended or would reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; or (2) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject the Acquiror, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

(r) Taxes. Commence or settle any litigation, audit, examination, or proceeding with respect to any liability for Taxes, enter into any Tax closing agreement or request any private letter ruling or similar ruling, make or change any material express or deemed Tax election (including with respect to any Tax accounting period), file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company or any of its Subsidiaries (or after the Merger, which is reasonably likely to have a material adverse effect on any Tax position of the Acquiror), change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(s) Company Related Person Contracts. Except as Previously Disclosed, enter into, terminate, amend, or grant any consent or waiver under, or fail to enforce any Contract with any Company Related Persons or amend or modify in any material respect any of its existing Contracts with any Company Related Person; provided that this clause (s) shall not apply to any Loan made by the Bank to any non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

(t) Capital Expenditures. Except in the ordinary course of business consistent with past practice, make any capital expenditures in excess of $250,000 in any one case or $500,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $250,000 for any twelve (12) month period.

(u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t) above without first obtaining the Acquiror’s consent, which consent shall not be unreasonably withheld.

4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to, take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied on or before the date specified in Section 8.01(c) or (c) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. Prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 (other than 5.03(r)(12) and (17)) or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively.

5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be considered untrue or incorrect, and no party hereto shall be considered to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (a) is not Previously Disclosed and (b) individually or taken together with all other facts, events or circumstances that have not been Previously Disclosed with respect to any one or more representations or warranties contained in Section 5.03 (other than Section 5.03(b), 5.03(h)) or 5.04 (in each case, read for this purpose without regard to any individual reference to “materiality” or “Material Adverse Effect”), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

5.03 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Acquiror and Acquiror Sub as set forth in its Disclosure Schedule and as follows:

(a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of Delaware, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which not more than 6,281,783 shares were outstanding as of March 1, 2004, and 2,000,000 shares of Company Preferred Stock, no shares of which are outstanding. No shares of Company Common Stock have been issued since March 1, 2004 other than pursuant to the exercise of Company Stock Options. The outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance other than pursuant to the Company Stock Plans, the Company does not have any Rights issued or outstanding with respect to Company Stock or any Company Stock Awards outstanding other than Company Stock Options, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. The Company has Previously Disclosed a list of each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued (the “Company Stock Plans”). As of March 1, 2004, the Company had outstanding Company Stock Options representing the right to acquire no more than 655,002 shares of Company Common Stock of which 655,002 Company Stock Options have a per share exercise price less than the Consideration and an aggregate of 203,338 shares of Company Common Stock authorized for future issuance under the Stock Option Plans; no Company Stock Options have been granted since such date. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans or otherwise. The Company has Previously Disclosed the weighted average exercise price for the Company Stock Options under each of its Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) there are no Contracts relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(2) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds (other than in a Subsidiary of the Company), including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest and, as of the Effective Time, no additional persons would need to be included on such a list.

(3) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Bank is the Company’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) is “well capitalized” within the meaning of the OTS’s regulations codified at Title Twelve, Chapter V, Part 565 of the Code of Federal Regulations, and (C) has a rating of “Satisfactory” or better under the CRA.

(d) Power. The Company and each of its Subsidiaries has the requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets, and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority and Action. (1) The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”) and the filing and notices as identified in Section 5.03(f) hereof to consummate the Merger. This Agreement has been duly authorized, executed and delivered by the Company, and assuming this Agreement constitutes a valid and binding obligation of Acquiror, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The Company has taken all action required to be taken by it in order to exempt each of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and each of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby is exempt from, (A) the requirements of any applicable “moratorium,” “control share,” “fair price,” or other antitakeover laws and regulation of any state (collectively, “Takeover Laws”), including Section 203 of the DGCL, and (B) Articles Fourth and Eighth of the Company’s certificate of incorporation and any other applicable provision of the Constitutive Documents of the Company or any of its Subsidiaries.

(3) The Company Board has received the opinion of Smith Banking Consultants, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view.

(f) Approvals and Filings; No Defaults. (1) No consents or approvals of, or filings (other than customary Tax filings) or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby and thereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing of an application with the OTS to decertify the Bank as may be required by the OTS, (C) the filing by the Acquiror or one or more of its Subsidiaries and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the FDIC and the NYSBD, and expiration of any related waiting periods, with respect to the Merger and the Bank Merger, (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (E) filings with or notification to the Nasdaq National Market System. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph or in Section 5.04(d), and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

(g) SEC Documents; Financial Statements. The Company’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2001, 2002 and 2003, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to June 30, 2003 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the “Company SEC Documents”) with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Company SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company and, since June 30, 2003, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(2) Since June 30, 2003, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(i) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company’s knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there are no judgments, injunctions, writs, orders or decrees binding upon the Company or its Subsidiaries that would (A) be binding upon Acquiror following consummation of the transactions contemplated under this Agreement and (B) adversely affect the conduct of the business of Company or its Subsidiaries by Acquiror, or the business of Acquiror and its Subsidiaries, in any material respect. Except as Previously Disclosed, no audit, investigation, inspection or any other review or inquiry whatsoever by any Governmental Authority concerning or involving the business of Company or its Subsidiaries since January 1, 2000 has reported any material violation by Company or its Subsidiaries of any material requirement of Applicable Law.

(j) Compliance with Laws. (1) The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees:

(i) conducts its business in compliance with Applicable Law and, if applicable, any certifications provided and to be provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 were and will be accurate as of their respective dates;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(iii) has received, since June 30, 2001, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such

Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company’s knowledge, do grounds for any of the foregoing exist), or (iii) restricting or disqualifying their activities;

(iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

(v) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(vi) since June 30, 2001, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any Applicable Law with any applicable Governmental Authority (collectively, the “Company Reports”). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

(2) None of the Company or its Subsidiaries (x) has engaged in any of the practices listed in Office of the Comptroller of the Currency (the “OCC”) Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations”, (y) has engaged in any “predatory” or “abusive” lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the FDIC and the OTS on January 31, 2001, or (z) has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

(k) Material Contracts and Loans; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts (and in the case of material Contracts constituting Loans by the Company or any of its Subsidiaries, the total amounts available for borrowing and outstanding under such Loans as of the date hereof) to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or their respective properties is subject or bound, including the following:

(1) any Contract not constituting a Loan that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of thirty (30) days or less and (B) provides for fees or other payments in excess of $150,000 per annum or in excess of $300,000 for the remaining term of the Contract;

(2) any Contract that contains an “exclusivity” clause (that is, obligates the Company or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person);

(3) any Loan by the Company or any of the Subsidiaries pursuant to which total amounts committed or outstanding under such Loan exceed $7,500,000;

(4) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in excess of $250,000, other than Federal Home Loan Bank advances, dealer repurchase repossessions and broker certificates of deposit in each case in the ordinary course of business consistent with past practice;

(5) any Contract between the Company or any of its Subsidiaries and a Company Related Person, other than any Loan made by the Company Bank to non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(6) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants involving payment of more than $100,000 per annum;

(7) any Contract involving the purchase or sale of assets with a book value greater than $100,000 entered into since June 30, 2001, other than Contracts entered into in the ordinary course of business consistent with past practice with respect to the purchase or sale of Loans; and

(8) any Contract involving a commitment for future capital expenditures in excess of $250,000 in a twelve (12) month period or $500,000 in the aggregate.

Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Contracts referred to in Section 5.03(k)(5) above are on arm’s-length terms or terms more favorable to the Company and its Subsidiaries.

(l) Activities. Since June 30, 1999, neither the Company nor any of its Subsidiaries has engaged in real estate development activities or mezzanine lending activities and neither the Company nor any of its Subsidiaries has beneficially owned any equity securities of any person engaged in either of such activities.

(m) Non-Competition/Non-Solicitation. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of the Acquiror or its affiliates to do so.

(n) Properties. Except as disclosed in the financial statements filed in the Company SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for Taxes not yet due and payable, mechanics Liens, materialmen Liens, or other inchoate Liens) to the properties and assets, tangible or intangible, reflected in such financial statements (including the notes thereto) as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets that are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles) and, with respect to real property held under lease by the Company or any of its Subsidiaries, neither the Company nor such Subsidiary, as the case may be, nor, to the knowledge of the Company, the lessor is in default of any material provision of the related lease agreement. The Company has Previously Disclosed any real property owned or held under lease by the Company or any of its Subsidiaries.

(o) Employee Benefit Plans. (1) The Company has Previously Disclosed a complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and including, but not limited to, all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock based, incentive, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, Contracts, policies, programs or arrangements and any “change of control” or similar provisions in any plan, contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the “Compensation Plans”), and each Compensation Plan that has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Previously Disclosed Compensation Plans, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Compensation Plans, and all amendments thereto have been provided to the Acquiror.

(2) Each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and is in compliance with ERISA, the Code, the Securities Act and other applicable law. For each of the Compensation Plans that is subject to ERISA (collectively, the “ERISA Plans”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination or opinion letter from the IRS (or, in the case of the Cash Balance Plan, filed an application to receive such a determination letter) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Compensation Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code that provides benefits under a Compensation Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company, nor any of its Subsidiaries has engaged in any transaction with respect to any Compensation Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. There is no pending or, to the Company’s knowledge, threatened litigation or governmental audit, examination or investigation relating to the Compensation Plans. Neither the Company nor any of its

subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001 (a)(15) of ERISA, currently or formerly maintained or contributed to by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the immediately preceding 12-month period or will be required to be filed in connection with the transaction contemplated by this Agreement.

(4) All contributions, premiums and payments required to be made under the terms of any of the Compensation Plans or applicable law have been timely made and all obligations in respect of each Compensation Plan have been properly accrued and reflected in the Company SEC Documents and the financial statements contained therein. Neither any of the Pension Plans nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan or collective bargaining Contract, except as Previously Disclosed. The Company or the Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

(7) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee eligibility or coverage under, any Compensation Plan that would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year (it being understood that this sentence does not cover any increase in expenses related to any increase in the number of employees). None of the execution of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation, stock awards or other benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Compensation Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Acquiror to merge, amend or terminate any of the Compensation Plans, or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(8) The Company has Previously Disclosed for all current officers, employees and directors of the Company or any of its Subsidiaries (x) complete lists stating the current base salary, fiscal 2003 earned incentive compensation and estimated fiscal 2004 target incentive compensation (as accrued to date consistent with past practice) of $1,250,000, and (y) any additional payments triggered by this Agreement or the transaction contemplated hereby.

(p) Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act of 1986, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations

Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Contract to which the Company or any Subsidiary of the Company is a party.

(q) Environmental Matters. (1) The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws; (2) no property (including soils, groundwater, buildings, tanks, piping and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance; (3) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest; (4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information relating to any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to any Environmental Law; (7) there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls, black mold or gas station sites) that could be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien and could be deemed an owner or operator of such property pursuant to any Environmental Law.

(r) Tax Matters. (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries have been or will be prepared in good faith and be timely filed; (2) all Tax Returns filed by the Company and its Subsidiaries are true, complete and accurate; (3) all Taxes that are due and payable (without regard to whether such Taxes have been assessed) have been timely paid; (4) except as Previously Disclosed, all Tax

Returns referred to in clause (1) have been examined by the IRS or the appropriate state, local, or foreign taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (5) no audit or examination or refund litigation with respect to any such Tax Return is pending or has been threatened; (6) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or have been fully resolved; (7) The Company and its Subsidiaries have complied with all information reporting requirements imposed by the Code or any similar foreign, state or local law; (8) no waivers of statute of limitations that are currently in effect have been given by or requested with respect to any Taxes of the Company or its Subsidiaries; (9) the Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of information reporting or return or record retention requirements imposed by the Code or any similar foreign, state or local law; (10) neither the Company nor its Subsidiaries (A) except as Previously Disclosed, has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than, for purposes of filing consolidated U.S. Tax Returns, a consolidated group of which the Company was the common parent) or (B) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law), as transferee or successor, by contract or otherwise; (11) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (12) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and any other transactions contemplated by this Agreement; (13) none of the Company and its Subsidiaries are bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement (except for tax-sharing agreements or arrangements among the Company and any of its Subsidiaries that are Previously Disclosed and provided in full, with all amendments, to the Acquiror); (14) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person using the proper method and receipt for such payment has been received; (15) except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date; (16) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and no taxing authority is in the process of imposing any such Lien (other than Taxes not yet due and payable); (17) as a result of any transaction contemplated by this Agreement, except as Previously Disclosed, none of the Company or any of its Subsidiaries or Acquiror will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (18) none of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and (19) as of the date hereof, each of the Company and its Subsidiaries has made available to Acquiror or its designee true, correct, and complete copies of all income, franchise, capital, and similar Tax Returns either the Company or its Subsidiaries for all Tax accounting periods for which the relevant statute of limitations has not expired.

(s) Risk Management; Provision for Loan Losses. (1) All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers (each a “Risk Management Contract”), were entered into (A) in accordance with prudent business practices and all Applicable Law and regulatory policies and (B) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. The Company has Previously Disclosed all Risk Management Contracts that have been entered into as of the date hereof. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

(2) The provision for loan losses reflected on the consolidated balance sheets included in the Company SEC Documents filed subsequent to January 1, 2003 are, and at the Effective Time will be, in the reasonable judgment of the Company’s management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

(t) Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein.

(u) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that: (1) all transactions are executed in accordance with management’s general or specific authorization; (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (3) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries (“Insurance Policies”) or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

(w) No Brokers; Advisors. No action has been taken by the Company or its Subsidiaries (including their directors, officers or employees) that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed Smith Banking Consultants, Inc. and Hovde Financial LLC in connection with this transaction on Previously Disclosed terms. The Company has Previously Disclosed all other advisors it has hired in connection with this Agreement and the transactions contemplated hereby and the amount of anticipated payments to such advisors.

(x) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, “Company IP Rights”), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company’s use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

(y) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

5.04 Representations and Warranties of the Acquiror. Except as Previously Disclosed, the Acquiror represents and warrants to the Company, and Acquiror Sub will represent to the Company, as set forth in its Disclosure Schedule as follows:

(a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Puerto Rico. Following its formation, Acquiror Sub will be duly organized, validly existing and in good standing under the laws of Delaware. The Acquiror is, and Acquiror Sub will be, following its formation, duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification by Acquiror or Acquiror Sub, as applicable.

(b) Corporate Power. The Acquiror has, and Acquiror Sub will have, as of the Closing Date, the requisite power and authority to carry on its business as it is now being or, in the case of Acquiror Sub, will be, conducted and to own all its properties and assets; the Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement as required by Section 6.16 hereof, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Acquiror Sub, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the transactions contemplated hereby.

(c) Corporate Authority and Action. The Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement as required by Section 6.16 hereof, taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger and the Bank Merger. This Agreement has been duly authorized, executed and delivered by the Acquiror and, assuming this Agreement constitutes a valid and legally binding obligation of the Company, this Agreement constitutes a valid and legally binding obligation of the Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Upon the execution of a supplement to this Agreement by Acquiror Sub, this Agreement will be the valid and legally binding obligation of Acquiror Sub, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals and Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror or Acquiror Sub of this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby except for (A) the filing and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the FDIC and the NYSBD, and expiration of any related waiting periods, with respect to the Merger and the Bank Merger; (B) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (C) filings with or notification to the Nasdaq National Market System. As of the date hereof, the Acquiror is not aware of any reason why, including, without limitation, any pending or threatened (x) investigation, review or disciplinary proceeding by any Governmental Authority against the Acquiror, any of its Subsidiaries or any officer, director or employee thereof or (y) order, decree or directive by any Governmental Authority, in each case of which the Acquiror is aware, the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph or in Section 5.03(f), and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

(e) Funds. As of the date hereof, the Acquiror has borrowing capacity under existing credit arrangements and/or pursuant to existing effective registration statements to raise proceeds from such borrowings in an amount sufficient to pay the Consideration. At the Effective Time, the Acquiror will have the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

(f) Interim Operations of Acquiror Sub. Acquiror Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement. Acquiror Sub will be a direct or indirect wholly owned subsidiary of the Acquiror.

(g) No Brokers. No action has been taken by the Acquiror or Acquiror Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.01 Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror and Acquiror Sub agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of Section 6.01(a), the Company agrees to use its commercially reasonable efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or the Bank Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02 Stockholder Approval. The Company agrees to take, in accordance with applicable law, applicable Nasdaq National Market System rules, the rules of any other relevant exchange and the Company’s Constitutive Documents, all action necessary to convene an appropriate meeting of stockholders of the Company as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”), and to solicit stockholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by DGCL Section 251 recommending that the stockholders adopt and approve this Agreement and, subject to its fiduciary duties, will keep such resolution in effect and will use all commercially reasonable efforts to obtain from its stockholders a vote adopting and approving the plan of merger contained in this Agreement. Unless the Agreement has previously been terminated pursuant to Article VIII hereof, the Company shall be obligated to hold the Company Meeting notwithstanding any Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any Acquisition Proposal to its stockholders for a vote.

6.03 Proxy Statement. (a) The Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the Company (the “Proxy Statement”). The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. The Company will advise the Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its commercially reasonable efforts, after consultation with the Acquiror, to respond promptly to all such comments of and requests by the SEC.

(b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement that, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other party thereof and will take the necessary steps to correct the Proxy Statement.

(c) The Company will use its commercially reasonable efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

6.04 Press Releases. The initial press releases concerning the Merger and the other transactions contemplated by this Agreement shall be in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, upon the advice of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its representatives that was not permitted by this Agreement).

6.05 Access; Information. (a) Upon reasonable notice and subject to applicable law relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as the Acquiror may reasonably request.

(b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05, unless, with respect to the Company and in connection with the transactions contemplated hereby, such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. Each party shall be responsible for any breach of this Section 6.05(b) by its representatives. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or at the other party’s request, destroyed, and shall cause its representatives to return or, at the other party’s request, destroy all such items.

(c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its representatives, its Subsidiaries and its Subsidiaries’ representatives not to, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender or exchange offer, proposal for a merger, sale of substantially all assets, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business, assets or deposits of, the Company or any of its Subsidiaries (any of the foregoing, other than the transactions contemplated by this Agreement, an “Acquisition Proposal”); provided that nothing contained in this Agreement shall prevent the Company Board from (i) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) before the date of the Company Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or (iii) recommending such an Acquisition Proposal to its stockholders if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions or making such recommendation is required in order to discharge the directors’ fiduciary duties to the Company and its stockholders in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial advisors and its legal advisors regarding the prospects for regulatory approval (the substance of which advice shall be communicated to the Acquiror), to be more favorable from a financial point of view to the Company and its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least five (5) business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately as of the date hereof to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company’s obligations under this Section 6.06.

6.07 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement or the Voting Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under the Constitutive Documents of the Company or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

6.09 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement on a timely basis. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an

“Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (each an “Indemnifiable Claim”), to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law and its Constitutive Documents as in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer’s or director’s conduct complies with the standards set forth under applicable law and the Company’s Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

(b) For a period of three years from the Effective Time, the Acquiror shall use its commercially reasonable efforts to provide (or cause the Surviving Corporation to provide) that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the “Insurance Amount”) to maintain or procure such directors’ and officers’ insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Acquiror shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of an Indemnifiable Claim, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.10(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such Indemnifiable Claim (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.11 Notification of Certain Matters. (a) Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, (1) to result in any Material Adverse Effect with respect to it or (2) to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein without giving effect to the Material Adverse Effect qualifications.

(b) The Company shall promptly notify the Acquiror of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger or the Bank Merger.

6.12 Employee Benefits.

(a) From and after the Effective Time, Acquiror shall provide former employees of the Company who remain as employees of Acquiror or any of its Subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror or its Subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement of Acquiror in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting (but not for purposes of benefit accrual except with respect to any plan that provides severance benefits) thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company under an applicable Compensation Plan. Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Compensation Plans in accordance with their terms at any time.

(b) If employees of the Company become eligible to participate in a medical, dental or health plan of Acquiror, Acquiror shall use its commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Compensation Plan prior to the Effective Time.

(c) If requested by Acquiror at least ten (10) business days prior to the Effective Time, the Company shall take, or cause to be taken, all actions necessary to (i) freeze or terminate the 401(k) Plan prior to the Effective Time, (ii) terminate the ESOP prior to the Effective Time, (iii) freeze benefit accruals under all of the Company’s nonqualified retirement plans, (iv) eliminate any provision under a nonqualified deferred compensation plan that would require creation and/or funding of a “rabbi trust” as a result of the transactions contemplated by this Agreement, (v) make such other amendments to any nonqualified deferred compensation plan, provided that no such amendment shall adversely affect participants’ accrued benefits (including without limitation the manner of crediting earnings thereto) or distribution options in any respect, and/or (vi) freeze the Cash Balance Plan effective as of the Effective Time (or such later time as required by applicable law). If requested by Acquiror with respect to (i) and (ii) in the previous sentence, the Company shall file for a determination letter from the Internal Revenue Service with respect to the tax-qualified status of the 401(k) Plan and/or the ESOP upon termination of such plans. Upon receipt of a favorable determination letter that the ESOP is, at its termination, qualified under the Code, Acquiror shall as promptly as practicable distribute to each participant the balance in his or her account;

provided that if the Internal Revenue Service does not issue any determination letter by March 31, 2005, Acquiror shall as promptly as practicable thereafter distribute to each participant the balance in his or her account; provided further that if the Internal Revenue Service issues any letter or other communication before March 31, 2005 indicating any deficiency in the form and/or operation of the ESOP, no distribution shall be made until such deficiency has been cured and a favorable determination letter received. Acquiror shall take all commercially reasonably steps to allow participants in the 401(k) Plan to “roll over” to a “401(k)” plan of the Acquiror any distribution that is eligible to be rolled over under the Code, including without limitation any distribution of a promissory note in connection with a loan made under the 401(k) Plan to the extent legally permissible, provided that such a promissory note may be rolled over by a participant in such manner only if the participant elects to roll over to the Acquiror’s 401(k) plan his or her entire eligible rollover distribution received from the 401(k) Plan. Notwithstanding any other provision in this Agreement to the contrary, a participant in the Company’s Deferred Compensation Plan may defer his or her 2004 incentive bonus payment under such plan in accordance with his or her previously-made election even if such bonus is actually paid after the Effective Time. The Company shall provide all legally-required notices in connection with any of the foregoing provisions of this Section 6.12(c). The parties hereto shall consult with each other and cooperate in good faith in effecting all of the foregoing.

(d) Nothing in this Section 6.12 shall be deemed to in any way restrict the ability of the Surviving Corporation to terminate any employee or terminate, modify or institute any compensation arrangement or Compensation Plan of the Surviving Corporation.

(e) Ten days prior to the Effective Time, for each current officer, employee or director of the Company or its Subsidiaries entitled to receive any payments or benefits triggered by the Merger, the Company shall deliver to the Acquiror, in a form reasonably satisfactory to the Acquiror, a general waiver and release of claims signed by such officer, employee or director. Subject to payment of amounts due, such release shall provide that if a termination of employment occurs during a period in which an officer, employee or director is entitled to the continued provision of benefits triggered by the Merger under any Compensation Plan (the “CIC Benefits Continuation”), then the Company will provide such benefits on substantially the same terms and at the same employee costs as then in effect for the remainder of the period covered by the CIC Benefits Continuation, and that such period shall be coincident with the period of required coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

6.13 Certain Adjustments. Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the (1) loan, litigation and other reserves (including loan classifications and levels of reserves) and (2) real estate and securities valuation policies and practices of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date and (2) in no event until the day prior to the Closing Date.

6.14 Intentionally Omitted.

6.15 Regulatory Compliance. In consultation with the Acquiror, the Company will take all reasonable measures to ensure that the Surviving Corporation’s subsidiary depository institutions will perform at a level of at least “satisfactory” under the CRA and that the Surviving Corporation and its subsidiary depository institutions should be deemed “well managed” by their “appropriate Federal banking agency” (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act).

6.16 Formation of Acquiror Sub. As soon as reasonably practicable following the date of this Agreement, the Acquiror shall cause Acquiror Sub to be duly organized as a direct or indirect wholly owned Subsidiary of the Acquiror and to become a party to this Agreement by executing and delivering a supplement hereto.

6.17 Fiscal 2004 Incentive Compensation. If the Effective Time occurs prior to July 31, 2004 and the Company has not previously paid its accrued amounts for fiscal 2004 incentive compensation as identified at Section 4.01(g) hereof, Acquiror shall cause the Surviving Corporation to pay on or before July 31, 2004 incentive compensation payments for fiscal 2004 to officers and employees of the Company, consistent with the Company’s past practice, in an amount up to but with no requirement that it exceed $1,250,000 in the aggregate.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each of the Acquiror, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law and the Company’s Constitutive Documents.

(b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger and the Bank Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation, or the Acquiror after the Effective Time.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquiror and Acquiror Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror and Acquiror Sub by a senior officer of each respective party to such effect.

(b) Performance of Obligations of the Acquiror. The Acquiror and Acquiror Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror and Acquiror Sub by a senior officer of each respective party to such effect.

7.03 Conditions to Obligation of the Acquiror. The obligations of the Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Third Party Consents. The Company shall have obtained all consents or approvals of all persons, other than those covered in paragraph (b) of Section 7.01 hereto, required for or in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby and such consents or approvals shall be in full force and effect, unless the failure to obtain any such consent or approval or of such consent or approval not to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or the Surviving Corporation.

(d) Resignations. The Acquiror shall have received the resignations of each director of the Company and each of its Subsidiaries to be effective as of the Effective Time.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and in each case which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach or breaches by the Company, or Section 7.02(a) or (b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2004 (the “Permitted Termination Date”), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) Denial by Governmental Authority. By the Company or the Acquiror (and with written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(e) Failure to Recommend, Etc. By the Acquiror (and with written notice to the Company), if (1) at any time prior to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 7.01(a), the Company Board shall have failed to make its recommendation that the stockholders adopt this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror, (2) the Company Board takes any of the actions described in clause (ii) of the proviso to Section 6.06 or (3) the Company Board takes any of the actions described in clause (iii) of the proviso to Section 6.06.

(f) Stockholder Approval. By the Company or the Acquiror if the required stockholder approval of the Company shall not have been obtained upon a vote taken thereon at the duly convened Company Meeting.

8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03 Termination Fee. (a) As a condition of the Acquiror and Acquiror Sub’s willingness, and in order to induce the Acquiror and Acquiror Sub, to enter into this Agreement, the Company hereby agrees to pay to the Acquiror, and the Acquiror shall be entitled to payment of a fee or fees as follows:

(i) $3,670,000 (the “Initial Termination Fee”)(it being understood that such fee is not intended as liquidated damages), which will be payable if this Agreement is terminated:

(1) by the Acquiror pursuant to clause (1) or (3) of Section 8.01(e);

(2) by the Acquiror or the Company pursuant to Section 8.01(f), provided that at any time after the date of this Agreement and at or before the date of the Company Meeting an Acquisition Proposal by a person other than Acquiror or any of its Subsidiaries (each an “Acquiror Subsidiary”) shall have been publicly announced with respect to the Company or any of its Subsidiaries (a “Public Proposal”); or

(3) by the Acquiror pursuant to Section 8.01(b), provided that (1) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal or an Acquisition Proposal otherwise communicated to the senior management or board of directors of the Company with respect to the Company or any of its Subsidiaries and (2) following the occurrence of such Public Proposal or Acquisition Proposal so communicated, the Company shall have breached, other than by an unintentional breach, (and not cured such breach after notice thereof) any of its covenants or agreements set forth in Section 6.06; and

(ii) $11,020,000 (the “Subsequent Termination Fee”)(it being understood that such fee is not intended as liquidated damages), which will be payable if an event or transaction described in paragraphs (1) or (2) below occurs (each a “Fee Payment Event”) after the date hereof:

(1) the acquisition by any person (other than the Acquiror or any Acquiror Subsidiary) of beneficial ownership of 25% or more of the then outstanding Company Common Stock; or

(2) a Tolling Event described in clause (i) of the definition of the term “Tolling Event”, except that the percentage referred to in clause (z) of the definition of the term “Acquisition Transaction” shall be 25%;

provided, however, that the Subsequent Termination Fee shall not be payable if a Fee Termination Event shall have occurred prior to the occurrence of a Fee Payment Event.

(b) Each of the following shall be a “Fee Termination Event”: (i) the Effective Time; (ii) termination of this Agreement in accordance with its terms, other than a Listed Termination, if such termination occurs prior to the occurrence of a Tolling Event; or (iii) the passage of eighteen (18) months after termination of this Agreement if such termination follows the occurrence of a Tolling Event or is a Listed Termination.

(c) The term “Listed Termination” shall mean a termination by the Acquiror pursuant to Section 8.01(b) (unless the breach giving rise to such right of termination is not willful on the part of Company, its Affiliates or representatives).

(d) The term “Tolling Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i) The Company or any of its Subsidiaries, without having received the Acquiror’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or any Acquiror Subsidiary, or the Company Board shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary;

(ii) Any person other than the Acquiror or any Acquiror Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock;

(iii) The stockholders of the Company shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than the Acquiror or any Acquiror Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

(iv) The Company Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner materially adverse in any respect to the Acquiror or to adoption of this Agreement its recommendation that the stockholders of the Company adopt this Agreement in anticipation of engaging in an Acquisition Transaction, or the Company or any of its Subsidiaries shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary;

(v) Any person other than the Acquiror or any Acquiror Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by such person’s stockholders to approve the issuance of shares to be offered in such an exchange offer;

(vi) The Company shall have willfully breached any covenant or obligation contained in this Agreement after a proposal is made by a third party to the Company or its stockholders to engage in an Acquisition Transaction, and following such breach the Acquiror would be entitled to terminate this Agreement (whether immediately or after the giving of notice or passage of time or both); or

(vii) Any person other than the Acquiror or any Acquiror Subsidiary, without Acquiror’s prior written consent, shall have filed an application or notice with any regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e) Any payment required to be made under Section 8.03(a)(i) shall be payable within three business days following such termination and any payment required to be made under Section 8.03(a)(ii) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror.

(f) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall reimburse the Acquiror’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

(g) The Company shall notify the Acquiror promptly in writing of the occurrence of any Tolling Event or Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to the Acquiror’s rights pursuant to this Section 8.03.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (a) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (b) other than those contained in Section 6.10 and in this Article IX, shall survive the Effective Time.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time by an agreement in writing executed by both parties, except that, after adoption and approval of this Agreement by the stockholders of the Company, no amendment or modification may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

9.05 Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to the Company, to:

Frederic R. (Rick) McGill

President and Chief Executive Officer

Quaker City Bancorp, Inc.

7021 Greenleaf Ave.

Whittier, California 90602

Telephone: (562) 907-2200

Facsimile: (562) 907-2980

With a copy to:

Thomas D. Magill, Esq.

Gibson, Dunn & Crutcher LLP

Jamboree Center

4 Park Plaza, Suite 1400

Irvine, California 92614

Telephone: (949) 451-3880

Facsimile: (949) 451-4220

If to the Acquiror or Acquiror Sub, to:

Roberto Herencia, President

Banco Popular North America

4000 West North Avenue Chicago, Illinois 60639

Telephone: (773) 772-0872

Facsimile: (773) 772-6662

With copies to:

Eduardo J. Negrón-Méndez

Popular, Inc.

209 Muñoz Rivera Avenue

Office 913, Legal Division

Hato Rey, Puerto Rico 00918

Telephone: (787) 753-1017

Facsimile: (787) 751-8645

Brian F. Doran

Banco Popular North America

120 Broadway-15th Floor

New York, NY 10271

Telephone: (212) 417-6669

Facsimile: (212) 417-6602

Donald J. Toumey, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4077

Facsimile: (212) 558-3588

9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Voting Agreements and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties identified therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09 Waiver of Jury Trial. All of the parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

* * *

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUAKER CITY BANCORP, INC.

By:	/s/ FREDERIC R. (RICK) MCGILL
Name:	Frederic R. (Rick) McGill
Title:	President and Chief Executive officer

POPULAR, INC.

By:	/s/ ROBERTO R. HERENCIA
Name:	Roberto R. Herencia
Title:	Executive Vice President

EXHIBIT A

List of Persons to Execute Voting Agreements

David S. Engelman

Alfred J. Gobar

Wayne L. Harvey

Kathryn Hennigan

David K. Leichtfuss

Frederic R. (Rick) McGill

Edward L. Miller

J.L. Thomas

Dwight L. Wilson

EXHIBIT B

Form of Voting Agreement

[See Appendix D attached hereto.]

APPENDIX B

David L. Smith	Catherine J. Vandenberg
(562) 439-8146	(562) 439-2687

March 18, 2004

Board of Directors

Quaker City Bancorp, Inc.

7021 Greenleaf Avenue

Whittier, CA 90602-1300

Members of the Board of Directors:

Quaker City Bancorp, Inc. (“Quaker City”), has entered into an Agreement and Plan of Merger (the “Agreement”), dated as of March 18, 2004, with Popular, Inc., a Puerto Rico corporation (“Popular”). Under the Agreement, Popular will establish a newly formed Delaware wholly-owned subsidiary (“Acquiror Sub”), which will be merged with and into Quaker City (the “Merger”), subject to shareholder and regulatory approvals of the Agreement and the Merger. After the Merger, Quaker City Bank, a wholly-owned subsidiary of Quaker City, will be merged with and into Banco Popular North America. Under the terms of the Agreement, upon consummation of the Merger, each share of Quaker City common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “Quaker City Shares”) will be converted into the right to receive $55.00 in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Quaker City Shares as a result of the Merger.

Smith Banking Consultants, Inc. (“Smith Banking”), as a customary part of its investment banking and consulting business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate purposes.

In arriving at our Opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate. Among other things, we have reviewed:

1. The Agreement (including all schedules and exhibits thereto);

2. Certain publicly available financial, operating and business information related to Quaker City and Popular that we deemed relevant;

3. Certain internal financial information of Quaker City prepared for financial planning purposes and furnished by Quaker City’s management;

4. Financial projections for Quaker City for the fiscal years ending June 30, 2004 through 2009, reviewed with Quaker City’s senior management and the views of Quaker City’s senior management, based on limited discussions with them, regarding Quaker City’s business, financial condition, results of operations and prospects;

SMITH BANKING CONSULTANTS, INC.

5318 East 2nd Street, Box 590 ■ Long Beach, California 90803-5354 ■ FAX (562) 438-0500

Board of Directors

Quaker City Bancorp, Inc.

March 18, 2004

5. To the extent publicly available, financial terms of certain acquisition transactions involving companies deemed similar to Quaker City;

6. Certain valuation and other financial information of selected public companies deemed comparable to Quaker City;

7. The publicly reported historical price and trading activity for Quaker City’s common stock, including a comparison of certain financial and stock market information for Quaker City with that of similar publicly traded companies; and

8. The current market environment generally and the banking and thrift market in particular.

In preparing our Opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Quaker City or Popular or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Quaker City and Popular that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Quaker City or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses for Quaker City, nor have we reviewed any individual credit files of Quaker City or been requested to conduct such a review and, with your permission, we have assumed that the allowances for loan losses for Quaker City adequate to cover such losses. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Quaker City. With respect to the financial projections reviewed with Quaker City’s management, Quaker City’s management has confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of Quaker City and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Quaker City’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which Quaker City’s common stock may trade at any time.

We have acted as Quaker City’s financial advisor in connection with the Merger and will receive a fee for our services that is contingent upon consummation of the Merger. We will also receive a fee for rendering this Opinion that is not contingent upon the consummation of the Merger. Quaker City has also agreed to indemnify us against certain liabilities in connection with our services. In the past, we have provided certain other investment banking services to Quaker City and have received compensation for such services.

Our opinion is directed to the Board of Directors of Quaker City in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Quaker City as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Merger Consideration to the holders of Quaker City’s common stock from a financial

Board of Directors

Quaker City Bancorp, Inc.

March 18, 2004

point of view and does not address the underlying business decision of Quaker City to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Quaker City or the effect of any other transaction in which Quaker City might engage. This Opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval, except as expressly contemplated in the engagement letter dated February 12, 2004, between Quaker City and Smith Banking, which provided, among other things, our consent to the inclusion of this opinion as an appendix to Quaker City’s proxy statement and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Quaker City Shares as a result of the Merger is fair to such shareholders from a financial point of view.

Very truly yours,

/s/    SMITH BANKING CONSULTANTS, INC.

SMITH BANKING CONSULTANTS, INC.

APPENDIX C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

Execution Copy

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated March 18, 2004 (this “Agreement”), between Popular, Inc., a Puerto Rico corporation (“Acquiror”), and the stockholder named on the signature page (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Quaker City Bancorp, Inc., a Delaware corporation (the “Company”), and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which a direct or indirect wholly owned subsidiary of Acquiror is to merge with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the shares of Company Common Stock listed next to the Stockholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by Stockholder after the date hereof, the “Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof, (ii) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Certificate of Incorporation or Bylaws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that nothing in this Agreement shall prevent any representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company.

1.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as provided for in this Agreement and, if applicable, the agreement specified on the Stockholder’s signature page to this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

1.3 Proxy. The Stockholder agrees to grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above if the Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. The Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or by general equity principles).

(b) Ownership. The Existing Shares listed opposite the name of the Stockholder on the signature page hereof are, and such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder. As of the date hereof, the number of shares of Company Common Stock owned by the Stockholder is listed opposite the Stockholder’s name on the signature page hereof. As of the date hereof, the Existing Shares listed opposite the name of the Stockholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Stockholder or any of its affiliates (except for the Shares owned beneficially and of record by any affiliates of the Stockholder that are parties to this Agreement). Except as may be specified on the Stockholder’s signature page to this Agreement, the Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Subject to such existing pledges, if any, as may be specified on the Stockholder’s signature page to this Agreement (the “Existing Pledges”), the Stockholder has good and marketable title to the Existing Shares listed opposite the name of the Stockholder on the signature page hereof, free and clear of any Liens and the Stockholder will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Stockholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the law, ordinance or regulation of any applicable Governmental Authority, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Authority that could reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Absence of Agreements with the Company. Except for, if applicable, the agreement specified on the Stockholder’s signature page to this Agreement, there are no existing Agreements or arrangements between the Stockholder or any of its affiliates, on one hand, and the Company or any of its Subsidiaries, on the other hand, relating to the Shares owned beneficially and of record by the Stockholder or any other securities of or investment in the Company.

2.2 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Acquiror is duly organized, validly existing and in good standing under the laws of Delaware. Acquiror has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Acquiror and no other corporate actions or proceedings on the part of Acquiror are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or by general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the Constitutive Documents of Acquiror, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to Acquiror or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by the Stockholder, any Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person. Notwithstanding the foregoing, (i) the Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer Shares to (A) a member or members of a group consisting of the Stockholder’s spouse, the Stockholder’s issue, the spouses of the Stockholder’s issue or any charitable organization, (B) any trust or custodian account created for the primary benefit of any one or more of the Stockholder or the permitted transferees described in clause (A) above, or (C) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by the Stockholder or the permitted transferees described in clause (A) above, and (ii) a stockholder who acquired Shares pursuant to this sentence may transfer such Shares only to the Stockholder from whom, directly or indirectly, such transferring stockholder acquired said Shares or parties to whom such transferring stockholder is permitted to transfer such Shares directly pursuant to this sentence; provided, however, in the case of any Transfer pursuant to this paragraph, at the time of and as a condition to such Transfer, the permitted transferee shall provide to Acquiror its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of the Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Acquiror.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its respective representatives to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 3.1(a) or any Acquisition Proposal, (ii) participate in any negotiations concerning, or provide to any other person any nonpublic information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with, any person relating to, or cooperate with or assist or participate in, or knowingly facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 3.1(a) or any Acquisition Proposal, or (iii) agree to or release any person from any obligation under any existing standstill agreement or arrangement relating to the Company. The Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal, or any matter described in Section 3.1(a), and the Stockholder will take the necessary steps to inform its respective representatives of the obligations undertaken by the stockholder pursuant to this Section 3.1. Nothing contained in this Section 3.1(c) shall prevent any representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company.

(d) The Stockholder hereby agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof, and (ii) any such inquiries or proposals that are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder with respect to any matter described in Section 3.1(a) or (c).

ARTICLE IV

MISCELLANEOUS

4.1 Termination. Sections 1.1, 1.2, 1.3 and 3.1 of this Agreement, and any proxy granted pursuant to Section 1.3, shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof, or (ii) the Effective Time. Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

4.2 Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof, except that the transfer agent shall not stop any Transfer specifically permitted pursuant to Section 3.1(a).

4.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror to:

Banco Popular North America

4000 West North Avenue

Chicago, Illinois 60639

Fax: (773) 772-6662

Attention: Roberto Herencia, President

with copies to:

Popular, Inc.

209 Muñoz Rivera Avenue

Office 913, Legal Division

Hato Rey, Puerto Rico 00918

Fax: (787) 751-8645

Attention: Eduardo J. Negrón-Méndez

Banco Popular North America

120 Broadway-15th Floor

New York, NY 10271

Fax: (212) 417-6602

Attention: Brian F. Doran

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Donald J. Toumey

(b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

4.6 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Acquiror, the Stockholder or any of its respective Subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

4.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such State.

4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.12 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

POPULAR, INC.

By:
Name:
Title:

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Stockholder has signed this Agreement as of the date first written above.

Number of Shares owned beneficially and of record:

Address for notices:

Signature:
Name:

PROXY CARD	QUAKER CITY BANCORP, INC.	PROXY CARD

PROXY FOR THE 2004 SPECIAL MEETING OF STOCKHOLDERS

                         , 2004

THIS PROXY IS SOLICITED BY THE QUAKER CITY BANCORP, INC. BOARD OF DIRECTORS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” PROPOSAL (1) BELOW.

The undersigned hereby appoints Frederic R. (Rick) McGill and Dwight L. Wilson, or either of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of Common Stock that the undersigned would be entitled to vote if personally present at the 2004 Special Meeting of Stockholders of Quaker City Bancorp, Inc., to be held on              ,                          , 2004, and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS (1), (2) and (3) IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be signed on reverse side)

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger between Popular, Inc. and the Company, dated as of March 18, 2004 (the “Merger Agreement”).

☐ For	☐ Against	☐ Abstain

(2)	To consider and vote upon any proposals to postpone or adjourn the Special Meeting.

☐ For	☐ Against	☐ Abstain

(3)	To consider and vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

☐ For	☐ Against	☐ Abstain

Please sign your name exactly as it appears on the certificates representing your shares of Common Stock. If shares are held jointly, each stockholder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer.

Dated , 2004

Signature

Printed Name

Signature, if held jointly, or office or title held

Printed Name

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.

My address has changed to: